Use these links to rapidly review the document

Accompanying Prospectus

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Class A Common Shares, par value $.01 each	11,500,000 Shares	$10.75	$123,625,000.	$8,814.46

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

 Filed pursuant to Rule 424(b)(5)
Registration No. 333-165092

Prospectus Supplement
(To Prospectus Dated February 26, 2010)

Orient-Express Hotels Ltd.

10,000,000 Class A Common Shares

We are offering up to 10,000,000 class A common shares, par value $.01 each, through this prospectus supplement and the accompanying prospectus. Our class A common shares trade on the New York Stock Exchange under the symbol "OEH." On November 8, 2010, the last sale price of our class A common shares as reported on the New York Stock Exchange was $11.33 per share.

On November 1, 2010, we had issued and outstanding 90,873,241 class A common shares and 18,044,478 class B common shares, par value $.01 each. Our bye-laws provide that our board of directors cannot declare a cash dividend on either of our class A common shares or class B common shares without at the same time declaring an equal cash dividend on the other class of common shares. In general, holders of class A common shares and class B common shares vote together as a single class on all matters submitted to a vote of our shareholders, with holders of class B common shares having one vote per share and holders of class A common shares having one-tenth of one vote per share. Each class B common share is convertible at any time into one class A common share. In all other material respects, the class A common shares and class B common shares are identical and are treated as a single class of common shares. See "Description of Common Shares" in the accompanying prospectus.

This prospectus supplement also relates to rights to purchase our series A junior participating preferred shares. These rights are not currently exercisable and are attached to and transferable only with the class A common shares sold in this offering. See "Description of the Common Shares—Preferred Share Purchase Rights" in the accompanying prospectus.

Investing in our class A common shares involves significant risks. See "Risk Factors" beginning on page S-16 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body, including any Bermuda regulatory authority, has approved or disapproved of the securities being offered by this prospectus supplement, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$10.7500	$107,500,000
Underwriting discounts and commissions	$0.5375	$5,375,000
Proceeds, before expenses, to us	$10.2125	$102,125,000

The underwriters may also purchase up to an additional 1,500,000 class A common shares from us at the public offering price, less the underwriting discounts, within 30 days from the date of this prospectus supplement to cover over-allotments.

The underwriters expect to deliver the shares against payment on or about November 15, 2010.

Deutsche Bank Securities	Barclays Capital

The date of this prospectus supplement is November 9, 2010.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. We are providing information to you about this offering in two separate documents that are combined together. The first document is this prospectus supplement, which provides you with some specific details regarding this offering, including the public offering price, and the amount of class A common shares being offered and some of the risks of investing in our securities. The second document is the accompanying prospectus, which provides you with more general information, some of which may not apply to this offering and some of which may have been supplemented or superseded by information in this prospectus supplement or documents incorporated or deemed to be incorporated by reference in this prospectus supplement that we filed with the SEC subsequent to the date of the prospectus. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading "Where You Can Find More Information."

        Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectuses we may provide to you in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and any free writing prospectus we may provide you in connection with this offering is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

        Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities offered hereunder and the distribution of this prospectus outside the United States.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the factors described under the heading "Risk Factors" in this prospectus supplement beginning on page S-16, and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus when making an investment decision.

Orient-Express Hotels Ltd.

        We are a hotel and travel company focused on the luxury end of the leisure market with many well-known and highly acclaimed properties. We manage all of our properties, including those we partially own.

        Hotels and restaurants represent the largest segment of our business, contributing 87% of our revenue in 2009 and 77% of our revenue in the first nine months of 2010. We have investments in 41 hotels (one of which we have agreed to sell), one restaurant, six tourist trains and two river cruise operations in 24 countries. Many of our hotels are famous and include the Hotel Cipriani in Venice, the Grand Hotel Europe in St. Petersburg, the Hotel Ritz in Madrid, the Mount Nelson in Cape Town, the Copacabana Palace in Rio de Janeiro, the Maroma Resort and Spa in Riviera Maya, Mexico and La Samanna in St. Martin, French West Indies. We recently acquired the Grand Hotel Timeo and Villa Sant'Andrea, both in Taormina, Sicily. Our restaurant is the well-known '21' Club in New York, New York.

        Besides hotels and restaurants, we operate a tourist train and cruise business which runs six tourist trains, four of which we wholly own, including the legendary Venice Simplon-Orient-Express in Europe and Royal Scotsman in Scotland. We also own and operate the Road to Mandalay river cruiseship in Burma. We have been active in real estate development and began constructing and selling private residences with projects in Keswick, Virginia in 1999 and St. Martin, French West Indies in 2005. Our current residential real estate development commitments, however, constitute a small part of our business.

        We seek properties that are unique as well as luxurious. We promote the local brand and use the Orient-Express Hotels brand as an assurance of quality to our customers. We believe that discriminating travelers seek distinctive hotels and that these travelers are prepared to pay higher rates for this type of travel experience. As a result, we believe that we generally achieve higher room rates than the brand chains and other competitors.

Investment Highlights

        Positioning Our Company for Economic Downturn and Recovery.    In 2008, we commenced a series of initiatives geared to position our company to navigate the then impending economic crisis. These included reduction in fixed and variable overheads of $20.0 million, reduction in maintenance capital expenditures to a targeted 2% of revenue, suspension of certain development projects, improved management of working capital and suspension of our dividends. With the economic recovery starting in 2010, we are seeing a large part of the savings in fixed and variable overheads continuing as our revenue grows.

        Reduction of Debt.    We are implementing successfully a strategy to reduce our long-term debt position. We have identified a number of non-core assets that we do not believe are key to our portfolio of unique, individual and high valued properties. Our strategy is to sell these non-core assets with the primary purpose of de-leveraging our balance sheet. In 2009 and 2010, we have sold for a total of $107.7 million four owned properties (Lapa Palace in Lisbon, Windsor Court Hotel in New Orleans, Lilianfels Blue Mountains in Katoomba, New South Wales, Australia, and La Cabana in Buenos Aires). These sales removed $70.0 million of debt from our balance sheet. At the same time, we have reduced remaining long-term debt through repayment and refinancing, and added $78.0 million of debt in January 2010 relating to the purchase of two hotel properties in Sicily, Grand Hotel Timeo and Villa Sant'Andrea. As a result, our long-term debt, including the current portion, working capital facilities, obligations under capital leases and amounts held in consolidated variable interest entities, has decreased from our peak of $903.3 million at March 31, 2009 to $804.8 million at September 30, 2010.

        We are planning to sell between $70.0 million and $90.0 million of other non-core assets in a measured timescale. We recently reached agreement to sell a European non-core hotel for €9.0 million ($12.5 million). In addition, we own debt-free developments of real estate on the French and Dutch sides St. Martin, French West Indies, and in the United States which are being progressively sold over the medium term. From these sales of real estate, we expect to generate proceeds of between $100.0 million and $130.0 million. Except for sales under contract, we can give you no assurance that the other proposed sales will be consummated.

        Unique Portfolio of Properties in Areas Where There are High Barriers to Entry.    Our properties are in distinctive locations throughout the world. Many of our properties are part of the local history and could not be replaced or would be prohibitively expensive to replicate. Also, strict zoning regulations in a number of countries where we operate prohibit or significantly restrict new hotel development in our areas.

        Distinguished Brand Names.    Our brand name "Orient-Express Hotels" originated with the legendary luxury train traveling between Paris and Istanbul in the late 19th and early 20th centuries. We believe this brand name is recognized worldwide and is synonymous with sophisticated travel and refined elegance. Also, many of our individual properties, such as the Hotel Cipriani and the '21' Club, have distinctive, local brand identities. In 2009, we launched a new brand strategy with a new visual identity reinforcing our brand values. We have reviewed the strategic opportunities of our brand, and concluded these include increasing the efficiencies and effectiveness of the portfolio, growing repeat business, attracting new customers and its use in attracting owners and partners.

        Luxury Leisure Market Focus.    We focus exclusively on the luxury end of the leisure market. We serve those guests who are willing to pay a premium for services and accommodation that have a special image, style and character. Our philosophy is that "quality is luxury with personality."

        Pricing Power.    The strong reputation and distinctive character of our properties tends to command a considerable rate premium over those of our competitors.

        Sales, Marketing and Distribution Advantages.    We attract guests who we believe have often made a specific decision to stay at one or more of our properties and therefore are more likely to book directly with our hotels. As a result, this reduces our marketing costs and third-party sales commissions. We extensively utilize public relations as a communications tool by working with journalists and travel writers and enjoy substantial media exposure because of the distinctive nature of our properties.

        Management Opportunities.    We manage all of our owned properties and have decided to pursue management opportunities for properties in which we have an equity interest of 50% or less. We consider management or management with equity interest a model for growth, taking advantage of our superior brand power supported by the rollout of our new brand strategy. We have decided to seek management contract opportunities more assertively, targeting in particular important gateway cities such as London, Paris and Rome.

        Unique Investment Opportunities as Industry Cycle Turns.    We believe that as in 2002 and 2003, the downturn in the economic cycle in the leisure industry that began in 2008 has resulted in unique opportunities to invest in selected acquisitions that can add significant value to our portfolio. For instance, as described below, we have recently acquired two properties in Sicily. We plan to continue this investment strategy into the next recovery period.

        Acquisitions, Expansions, and Property Development.    We are committed to growing our business profitably through revenue per available room, or RevPAR, growth at our existing hotels, and, in the longer term, through new property acquisitions, expansions of existing properties, and property development. We believe that when demand fully recovers for hotels, we will be able to increase our room rates further at our established properties, given the prestige of our brand names and significant barriers to entry.

        Acquisitions.    In the past few years, we have made numerous new investments, including the following:

  •
  In January 2010, we acquired two properties in Taormina, Sicily—the 72-room Grand Hotel Timeo, widely considered the most luxurious hotel in Taormina, and the 62-room Villa Sant'Andrea, a nearby hotel on a private beach on the Bay of Mazzarò in Taormina Mare. Both hotels are being renovated in phases over three winter closure periods with the first and most significant phase completed in May 2010.

  •
  In December 2009, we added a fifth hotel in Peru when our 50/50 joint venture with local investors acquired Hotel Rio Sagrado in the Sacred Valley of the Incas between Cuzco and Machu Picchu. Opened in April 2009, this new hotel has 21 suites and two villas. The purchase price was funded by the joint venture's cash reserves and long-term bank debt.

  •
  Our Peru hotel joint venture also built in 2007, and opened in April 2008, Las Casitas del Colca, a small luxury bungalow hotel near the 11,000 foot high rim of Colca Canyon in Southern Peru. The hotel features an intimate dining room and a swimming pool and spa, and guests can enjoy tours of the scenic canyon which is famous for its giant condors.

  •
  In October 2007, we commenced operation of Hotel das Cataratas directly beside the famous Iguassu Falls in Brazil on the border with Argentina, having been awarded a 20-year lease by the Brazilian government. It is the only hotel in the national park surrounding the falls, a World Heritage location. First opened in 1958 on a site of about four acres, the hotel has two restaurants, conference facilities, a swimming pool and tennis court, and tropical gardens looking out at the falls. We have extensively renovated and upgraded the property, including all 193 rooms and adding a spa. We have applied to extend the hotel lease and are awaiting a reply from the Brazilian government.

  •
  In July 2006, we expanded our business in South East Asia with the acquisition of the Pansea hotels group, which included the Napasai hotel on the north side of Koh Samui island of Thailand, two properties on Bali in Indonesia (Jimbaran Puri Bali and Ubud Hanging Gardens), La Résidence d'Angkor in Siem Reap, Cambodia, The Governor's Residence in the embassy district of Rangoon, Burma and, finally, a 69% interest in La Résidence Phou Vao in Luang Prabang, the ancient capital of Laos.

  •
  Between February 2006 and March 2008, we acquired in stages a 100% interest in Casa de Sierra Nevada, a 37-room luxury resort in the colonial town of San Miguel de Allende, Mexico. Opened in 1952, the hotel is comprised of nine Spanish colonial buildings built in the 16th and 18th centuries. We have renovated the hotel, including development of new suites, a full service spa, and a new pool and garden area. We also own and operate a nearby cooking school and retail shop.

        We intend to enhance our portfolio of distinctive luxury properties around the world through management contracts, joint ventures and acquisitions. Factors in our evaluation of potential opportunities include the uniqueness of the property, attractions for guests in the vicinity, acceptability of financial returns, upside potential through pricing, expansion or improved marketing, limitations on nearby competition and convenient access.

        Expansions.    As noted above in the description of our recent acquisitions, we have invested in expansions at existing properties by adding rooms and facilities such as spas and conference space. We believe these investments will lead to attractive returns on such investments because the incremental operating costs are low.

        In May 2010, the renovation of 17 terrace rooms on the top floor of Grand Hotel Europe in St. Petersburg was completed. This followed the restoration of ten historic suites each reflecting the rich history of both the hotel and the city and themed after Pavarotti, Stravinsky, Fabergé and Romanov.

        During the 2009-2010 winter period, a further 18 rooms and suites were refurbished at the Hotel Cipriani, bringing to 40 the number of rooms refurbished in the last three years. During the same period, seven suites were fully refurbished at the Villa San Michele, and four suites at Le Manoir aux Quat'Saisons, each an entirely individual design and two featuring private gardens.

        In October 2009, we opened eight luxury suites and the Kong Kea Spa at La Résidence d'Angkor in Siem Reap, Cambodia, in a new wing of this boutique city resort.

        In July 2009, our Peru hotel joint venture started work on the conversion of the vacant historic convent, Palacio Nazarenas, as a separate 56-room hotel adjoining the joint venture's Hotel Monasterio in Cuzco. Completion is expected in the first quarter of 2012. Financing of this project has already been arranged through the joint venture.

        In April 2009, we completed the transformation of 38 suites at the Copacabana Palace Hotel in Rio de Janeiro, Brazil, into 20 suites and 36 double rooms, thereby increasing the room count by 18 to 251 rooms. We also opened a new 'destination bar' in March 2009.

        In April 2009, we also opened 19 additional one-bedroom and three two-bedroom thatched villas at Jimbaran Puri Bali, each with butler service and a luxurious private swimming pool beside a teakwood deck, set in a traditional Balinese garden and courtyard.

        In 2007, we opened spas at The Inn at Perry Cabin in St Michaels, Maryland and at the Copacabana Palace Hotel. Another new spa opened at the Mount Nelson Hotel in Cape Town, South Africa, early in 2008. Each of these was designed to reflect the local style and atmosphere of the hotel and offer indigenous spa treatments.

        We also made significant investments in existing room stock and property enhancement in 2007. These investments included the opening of eight new suites at La Residencia, in Mallorca, Spain, and the renovation of 12 rooms in the 48-room Governor's Residence in Rangoon, Burma.

        Major expansion projects undertaken in 2005 and 2006 included the addition of 11,000 square feet of function space at the Copacabana Palace in the hotel's former casino rooms, refurbishment work at Reid's Palace in Madeira, including rebuilding the swimming pools and adding a spa, and the addition of guest rooms and suites at the Villa San Michele in Florence, Italy and La Residencia in Mallorca, Spain. We also began renovation of El Encanto in Santa Barbara, California, now closed with a targeted reopening in 2012 subject to our identifying a co-investor to join us in completing the renovation.

        Development of Private Residences.    We will continue to review potential opportunities for developing private residences in our portfolio. Our future strategy is to develop only private residences that have been substantially pre-sold. From our existing developments, which are debt-free, we expect to generate additional proceeds of between $100.0 million and $130.0 million.

        We have completed construction of the Porto Cupecoy development on the Dutch side of St. Martin, on land adjacent to our La Samanna hotel. The development consists of 185 apartments and 35,000 square feet of retail and commercial space and a marina with for-sale pleasure craft and mega-yacht boat slips. The apartments range from 750 to 3,000 square feet in size. Sales of new and pre-sold units have been completed on 103 units and 82 remain for sale. At September 30, 2010, we determined that the fair value of the Porto Cupecoy development no longer exceeded its carrying value and therefore recognized a non-cash impairment charge of $24.6 million on the development, primarily because of changes in future sales estimates as a result of current economic conditions, a change in the estimate of the costs to complete the entire development, and the reclassification of the marina and commercial property units (as those assets were previously held at cost less depreciation). We also have planning permission to build a further 60 units and a casino on an adjacent parcel of land, although we have no plans at present to expand Porto Cupecoy.

        On the French side of St. Martin, we have completed the Villas at La Samanna, which was the first phase of a multi-phase development of up to 37 private homes. The villas consist of eight large homes in three or four bedroom configurations each with a private swimming pool and access to hotel amenities and services as well as a hotel sponsored rental program. Marketing of these units is underway and, in December 2009, we entered into a deferred sale agreement on four of the villas for increasing amounts of $16.0 million in the first year, $17.0 million in the second year or $18.0 million in the third year, depending on the year of sale completion, plus purchase option payments of up to approximately $0.9 million on each villa. The remaining four villas are currently being leased in the hotel's rental program while they are being marketed for sale by the local affiliate of Christies International.

        At Keswick Hall in Virginia, we are continuing to offer for sale residential home sites on the Keswick Estate adjacent to the hotel and its Keswick Club championship golf course. We have completed the subdivision of the land including roads and other infrastructure and have constructed two model homes. Most purchasers buy vacant lots and build their own custom-

designed homes with their own architects and contractors subject to the community's development guidelines. The famous architect Robert A.M. Stern has designed five model homes for the development which were launched in the local market in 2010. Forty-six of the 87 plots in the Keswick Estate development have been sold.

        When we acquired the Pansea hotels group in July 2006, development of 14 private villas was already underway on the 40-acre site of Napasai on Koh Samui in Thailand. Two villas remain unsold.

        In 2007, we completed the purchase of about 28 acres of vacant land beside our Maroma Resort and Spa on the Riviera Maya in Mexico. We have the opportunity to build up to 20 locally-designed private residential villas which would only be commenced on a substantially pre-sold basis.

        Global Presence.    We operate hotels and restaurants across five continents. Also, our tourist train and river cruise businesses operate in the U.K., continental Europe, South East Asia and South America. Our geographic diversification in 24 countries makes our results of operations less dependent upon any particular region.

        Industry Awards.    We have gained a worldwide reputation for quality and service in the luxury segment of the leisure and business travel markets. Over the years, our properties have won numerous national and international awards given by consumer or trade publications, such as Conde Nast Traveler, Travel & Leisure and Tatler and private subscription newsletters such as Andrew Harper's Hideaway Report, or industry bodies such as the American Automobile Association. Awards received in 2009 - 2010 include:

  •
  Conde Nast Traveller 2010 Reader's Travel Awards (UK)—Leisure Hotels in Europe, Asia Minor and the Russian Federation, #1 Hotel Splendido, #2 Hotel Cipriani and #4 La Residencia;

  •
  Observatory Hotel, HM Awards for Australia, New Zealand and the South Pacific—Hotel of the Year 2010;

  •
  Machu Picchu Sanctuary Lodge, Conde Nast Traveller Gold List 2009 (UK)—#1 Hotel for Location;

  •
  Venice Simplon-Orient-Express, Conde Nast Traveller 2010 Reader's Travel Awards (UK)—#2 Train, voted best ambience/décor;

  •
  Keswick Hall, Conde Nast Traveler 2010 Reader's Travel Awards (US)—#1 Top Small Resort in Mainland USA;

  •
  Maroma Resort & Spa, Conde Nast Traveler 2010 Reader's Travel Awards (US)—#2 Top Resort in Mexico;

  •
  Villa San Michele, Leading Hotels of the World 2009 Commitment to Quality Awards—#1 Hotel in Europe; and

  •
  Le Manoir aux Quat'Saisons, 2009 Zagat Awards—#1 restaurant for service, #2 for décor and #4 for food.

        These awards are based on opinion polls of a publication's readers or the professional opinion of journalists or panels of experts, and they are highly prized because they are believed to influence consumer choice.

        Strong Management Team.    Our executive management team includes nine individuals who are responsible for our global strategic direction and have an average of 18 years of experience with Orient-Express Hotels and 25 years of industry experience.

Recent Developments

        Acquisitions.    In January 2010, we completed the purchase of Grand Hotel Timeo and Villa Sant'Andrea in Taormina, Sicily described above. The price of €81.4 million ($115.0 million), subject to adjustment, includes the assumption of existing indebtedness of the property owning company of approximately €43.7 million ($61.7 million), a new medium term bank loan of €6.5 million ($9.2 million) and vendor financing of €5 million ($7.1 million). We plan to invest €11.0 million ($16.0 million) in a refurbishment program to take place over three consecutive winter closures, the first and most significant phase of which was completed in May 2010 for €6.4 million ($8.7 million). In addition, we agreed to pay the vendor a further €5.0 million ($7.1 million) if, by 2015, certain required permits are granted to expand and add a swimming pool to Villa Sant'Andrea and additional rooms are constructed at Grand Hotel Timeo.

        Implementation of New Brand Strategy.    Commencing in 2009, we initiated a new brand strategy which we expect will increase the visibility of the Orient-Express brand globally throughout our business segments and product offerings. This initiative, achieved at minimal cost, is intended to position Orient-Express Hotels as a collection of deluxe travel and hospitality experiences, each of which would be individually branded and focused on authentic local product and service. Management is hopeful that our new brand strategy will provide Orient-Express Hotels with public relations and commercial advantages; will increase efficiencies and the effectiveness of the portfolio; drive revenue and repeat business; and be attractive to property owners and potential partners.

        Disposal of Non-Core Assets.    In 2009 we announced a strategy to sell identified non-core assets and to apply the resulting sale proceeds to de-leverage our balance sheet. We plan to execute this strategy over a measured timescale with the present aim of completing this program by the end of 2011, although we can give you no assurance this program will be successfully concluded. We have executed four sale transactions noted below for a total amount of $107.7 million, removing $70.0 million of debt from our balance sheet, and anticipate that our remaining sales including the sale of a small hotel in Europe noted below will generate gross proceeds of $70.0 million to $90.0 million. Our progress on our program during 2009 and 2010 is as follows:

  •
  In June 2009, we sold Lapa Palace, Lisbon, for €29.4 million ($42.0 million).

  •
  In October 2009, we sold Windsor Court Hotel, New Orleans, for $44.3 million.

  •
  In January 2010, we sold Lilianfels Blue Mountains in Katoomba, New South Wales, Australia for A$21 million ($18.7 million).

  •
  In May 2010, we sold La Cabana restaurant in Buenos Aires for $2.7 million.

  •
  In early November 2010, we reached agreement to sell a small hotel in Europe at a price of €9.0 million ($12.5 million). Completion is expected in December 2010.

        Refinancing of Debt.    At September 30, 2010, we had an aggregate of $551.0 million of long-term debt maturing in the next 12 months. Since that date, we have successfully concluded the following refinancings which will require a net repayment, excluding fees, of $60.4 million:

  •
  A three-year $42.9 million loan secured by Keswick Hall, Inn at Perry Cabin and '21' Club.

  •
  A three-year €37.5 million ($51.2 million) loan secured by Le Manoir aux Quat'Saisons and Reid's Palace.

  •
  A three-year non-recourse $80.0 million loan, with two one-year optional extensions, secured by Charleston Place.

  •
  A five-year €150.0 million ($204.8 million) loan secured by Hotel Cipriani, Hotel Splendido, Splendido Mare, Villa San Michele and Hotel Caruso Belvedere.

        We are currently negotiating with lenders to refinance $59.6 million of the debt maturing in 2011 under two loan facilities secured separately by La Samanna and La Residencia. We anticipate these two refinancings will be completed in the first six months of 2011.

        Litigation Settlement.    In January 2009, two hedge fund groups owning our class A common shares filed a petition in the Supreme Court of Bermuda challenging on various grounds our corporate governance structure with dual class A and class B common shares outstanding and ownership of higher-voting class B common shares by one of our subsidiaries, Orient-Express Holdings 1 Ltd.

        On June 1, 2010, the Court delivered a judgment on the hedge funds' petition, determining that our voting structure is not unlawful and striking out the petition in its entirety. The Court also awarded us our defense costs in the proceedings. One of the hedge fund groups filed an appeal of this judgment to the Court of Appeal for Bermuda.

        On November 4, 2010, the parties settled the case. The hedge fund petitioners agreed to withdraw the appeal and to reimburse an agreed amount of our costs.

Summary Consolidated Financial Data

        The consolidated statement of operations and balance sheet data presented in the following table as of December 31, 2007, 2008 and 2009, and for the years then ended, are derived from the audited consolidated financial statements of Orient-Express Hotels. The data for the nine months ended September 30, 2009 and 2010, and as of September 30, 2009 and 2010, have been derived from the unaudited consolidated financial statements of Orient-Express Hotels which, in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for these periods. Results for the nine-month period ended September 30, 2010 are not necessarily indicative of results that may be expected for the entire year. The historical financial information below may not give an accurate indication of our future performance.

Orient-Express Hotels Ltd. and Subsidiaries

	Year ended December 31,			Nine months ended September 30, (unaudited)
	2007	2008	2009	2009	2010
	(Dollars in millions except per share data)
Consolidated statement of operations data:
Revenue	529.0	502.8	457.0	345.7	443.7
Expenses:
Depreciation and amortization	(34.7)	(34.7)	(40.8)	(29.5)	(34.7)
Cost of services	(245.4)	(229.9)	(223.7)	(166.9)	(242.8)
Selling, general and administrative	(158.6)	(180.5)	(167.7)	(122.4)	(142.6)
Impairment of goodwill and fixed assets	—	(6.1)	(6.5)	(6.5)	(36.5)
Gain on disposal of fixed assets	2.3	—	1.4	—	—

Earnings (losses) from operations	92.6	51.6	19.7	20.4	(12.9)
Impairment of investment in unconsolidated subsidiary	—	(23.0)	—	—	—
Earnings (losses) from operations before net finance costs	92.6	28.6	19.7	20.4	(12.9)
Net finance costs	(40.2)	(42.1)	(32.1)	(24.0)	(19.2)

Earnings (losses) before income taxes	52.4	(13.5)	(12.4)	(3.6)	(32.1)
Provision for income taxes	(14.8)	(2.2)	(11.1)	(11.2)	(14.2)
Earnings from unconsolidated companies, net of tax	16.4	16.8	4.2	4.6	2.4

Earnings (losses) from continuing operations	54.0	1.1	(19.3)	(10.2)	(43.9)
Discontinued operations	(20.3)	(27.6)	(49.5)	(41.8)	7.8

Net earnings (losses)	33.7	(26.5)	(68.8)	(52.0)	(36.1)

Consolidated net earnings per share from continuing operations:
Net earnings (losses) per class A and class B share, basic	$0.79	$(0.61)	$(1.01)	$(0.80)	$(0.40)
Net earnings (losses) per class A and class B share, diluted	$0.79	$(0.61)	$(1.01)	$(0.80)	$(0.40)
Number of shares used in computing basic earnings per share (in millions)	42.390	43.443	68.046	65.082	89.833
Number of shares used in computing diluted earnings per share (in millions)	42.574	43.443	68.046	65.082	89.833
Consolidated balance sheet data (at end of period):
Cash and cash equivalents	86.6 (1)	64.2	72.2	114.8 (2)	131.6
Total assets	1,988.4	2,068.8	2,072.7	2,173.6	2,170.9
Long-term debt (including current portion)	715.7 (1)	791.8	811.7	823.6 (2)	804.5
Total liabilities	1,138.2	1,284.6	1,192.2	1,279.0	1,193.4
Total shareholders' equity	848.5	782.6	878.7	893.1	975.6
Other consolidated financial data:
Cash flows provided by (used in):
Operating activities	52.9	25.1	(16.5)	19.5	55.2
Investing activities	(126.9)	(124.9)	(10.3)	(43.0)	(61.2)
Financing activities	83.8	76.7	32.1	71.3	65.6
Capital expenditures (excluding acquisitions)	(99.2)	(108.7)	(72.1)	(65.5)	(43.4)
Segment EBITDA (3)	148.4	87.1	69.2	56.3	25.3

(1)
The balances of cash and cash equivalents and long-term debt (including current portion) are reduced by $4.0 million and $70.7 million, respectively, from amounts presented in the balance sheet of the audited consolidated financial statements. This is due to Lapa Palace Hotel, Windsor Court Hotel, Lilianfels Blue Mountains and La Cabana restaurant all being re-presented within discontinued operations in subsequent filings.

(2)
The balances of cash and cash equivalents and long-term debt (including current portion) are reduced by $0.1 million and $6.6 million, respectively, from amounts presented in the balance sheet of the unaudited consolidated financial statements. This is due to Lilianfels Blue Mountains being re-presented within discontinued operations in subsequent filings.

(footnotes on next page)

(3)
"Segment EBITDA" is segments earnings from continuing operations before interest, foreign currency, tax (including tax on earnings from unconsolidated companies), depreciation and amortization. Management evaluates the operating performance of our segments on this basis and believes that Segment EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because Segment EBITDA is not affected by non-operating factors such as leverage and the historic cost of assets. EBITDA is a financial measure commonly used in Orient-Express Hotels' industry. However, our Segment EBITDA may not be comparable in all instances to EBITDA as disclosed by other companies.

  You should not consider Segment EBITDA as an alternative to earnings from operations or net earnings (as determined in accordance with generally accepted accounting principles) as a measure of our operating performance, or as an alternative to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs.

        Segment EBITDA is reconciled to earnings (losses) from continuing operations as follows:

	Year ended December 31,			Nine months ended September 30,
	2007	2008	2009	2009	2010
	(Dollars in millions)
Segment EBITDA	148.4	87.1	69.2	56.3	25.3
Deduct:
Depreciation and amortization	34.7	34.8	40.8	29.5	34.7
Net finance costs	40.2	42.1	32.1	24.0	19.2
Provision for income taxes (4)	19.5	9.1	15.6	13.0	15.3

Earnings (losses) from continuing operations	54.0	1.1	(19.3)	(10.2)	(43.9)

(4)
Includes provision for income taxes on earnings from unconsolidated companies.

Corporate Information

        We maintain our registered office at 22 Victoria Street, Hamilton HM 12, Bermuda, telephone 441-295-2244. Our main service subsidiary—Orient-Express Services Ltd.—in the United Kingdom is located at 20 Upper Ground, London SE1 9PF, England, telephone 011-44-20-7921-4000, and our main United States service subsidiary—Orient-Express Hotels Inc.—has offices at 1114 Avenue of the Americas, New York, New York 10036, telephone 212-302-5055.

        Our website is www.orient-express.com. The information on this website is not a part of this prospectus supplement or the accompanying prospectus.

        In this prospectus supplement, "Orient Express Hotels," the "Company," "we," "us" and "our" refer to Orient Express Hotels Ltd., a Bermuda company, and, unless otherwise required by the context, its subsidiaries.

THE OFFERING

Class A common shares offered by us	10,000,000 shares
Total class A common shares to be outstanding after this offering	100,873,241 shares
Total class A common shares and class B common shares to be outstanding after this offering	118,917,719 shares (1)
Over-allotment option	1,500,000 shares
Use of proceeds	See "Use of Proceeds" beginning on page S-31.
Risk factors	See "Risk Factors" beginning on page S-16 for a discussion of factors you should consider carefully when making an investment decision.
NYSE symbol	OEH
Transfer agent and registrar	Computershare Trust Company, N.A.

(1)
The 18,044,478 class B common shares are owned by a subsidiary of Orient-Express Hotels. Under Bermuda law, those shares are outstanding and may be voted, although in computing earnings per share of our company the class B common shares are treated as a reduction to outstanding shares.

        The number of class A common shares to be outstanding immediately after this offering as shown above is based on 90,873,241 class A shares outstanding as of November 1, 2010. This number excludes:

  •
  2,305,000 class A common shares issuable upon the exercise of stock options outstanding as of November 1, 2010, having a weighted average exercise price of $14.23 per share;

  •
  634,720 class A common shares issuable upon the vesting of performance share awards and deferred share awards outstanding as of November 1, 2010;

  •
  an aggregate of up to 3,402,039 class A common shares reserved for future issuance as of November 1, 2010 under our 2009 Share Award and Incentive Plan; and

  •
  18,044,478 class B common shares outstanding as of November 1, 2010 which are convertible into class A common shares.

        Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option to purchase up to an additional 1,500,000 class A common shares.

FORWARD-LOOKING STATEMENTS

        Some of the statements contained or incorporated by reference into this prospectus are or include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements largely on our expectations and projections about future events affecting the financial condition and/or operating results of our business. Forward-looking statements involve risks and uncertainties, particularly those risks and uncertainties inherent in our industry. There are important factors that could cause actual results to be substantially different from the results expressed or implied by these forward-looking statements, including, among other things:

  •
  competitive factors in our businesses,

  •
  overall economic activity,

  •
  future capital expenditures,

  •
  future legislation in any country where we have significant assets or operations,

  •
  strikes or other labor disruptions,

  •
  currency fluctuations, and

  •
  trends in our future operating performance.

        If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus or the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents incorporated by reference.

        We have based these forward-looking statements largely on our expectations as well as assumptions we have made and information currently available to our management. When used in this prospectus supplement, the accompanying prospectus or in incorporated reports, the words "anticipate," "believe," "may," "will," "estimate," "continue," "intend," "plan," "expect," "potential," "continue," or "opportunity," and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control. Actual results could differ materially from those anticipated, as a result of the factors described under "Risk Factors" in this prospectus supplement and other factors. Furthermore, in light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement, the accompanying prospectus and incorporated reports might not transpire.

        Except as may be required by law, we have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends.

RISK FACTORS

        Our business is subject to various risks, including those described below. You should carefully consider the "Risk Factors" below, as well as those included under Part I-Item 1A. of our most recent Annual Report on Form 10-K, as amended, which is incorporated by reference in this prospectus supplement, together with all of the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein when making an investment decision.

        We have separated the risks into three general groups:

  •
  risks of our business,

  •
  risks that relate to our financial condition and results of operations, and

  •
  risks of investing in class A common shares.

        We have only described the risks we consider to be the most significant. There may be additional risks that we currently deem less material or that are not presently known to us.

        If any of these risks occurs, our business, prospects, financial condition, results of operations or cash flows could be materially adversely affected. When we state below that a risk may have a material adverse effect, we mean that the risk may have one or more of these effects. In that case, the market price of the class A common shares could decline.

        This prospectus supplement, including the documents incorporated by reference herein, also contains forward looking statements that involve risks and uncertainties. We refer you to "Forward Looking Statements" in this prospectus supplement. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Risks of Our Business

Our operations are subject to adverse factors generally encountered in the lodging, hospitality and travel industries.

        Besides the specific conditions discussed in the risk factors below, these adverse factors include:

  •
  cyclical downturns arising from changes in general and local economic conditions and business activities, which impact levels of travel and demand for travel products,

  •
  recurrence of rising travel costs such as increased air travel fares and higher fuel costs, and reduced capacities of airlines and other transport services,

  •
  political instability of the governments of some countries where our properties are located or operate, resulting in depressed demand,

  •
  less disposable income of consumers and the travelling public,

  •
  dependence on varying levels of tourism, business travel and corporate entertainment,

  •
  changes in popular travel patterns,

  •
  competition from other hotels and leisure time activities,

  •
  periodic local oversupply of guest accommodation, which may adversely affect occupancy and actual rates achieved,

  •
  increases in operating costs at our properties due to inflation and other factors which may not be offset by increased revenues, and changes in costs of materials,

  •
  regional and local economic and political conditions affecting market demand for travel products, including recessions, civil disorder, and acts or threats of terrorism,

  •
  expropriation or nationalization of our properties by foreign governments, and limitations on repatriation of local earnings,

  •
  foreign exchange rate movements impacting our revenues and costs,

  •
  adverse weather conditions or destructive forces like fire or flooding that sometimes result in closure of our properties,

  •
  reduction in domestic or international travel and demand for our properties due to actual or threatened acts of terrorism or war, or the outbreak of contagious disease, and heightened travel security measures instituted in response to these events,

  •
  travel-related accidents or industrial action, increased transportation and fuel costs, and natural disasters interfering with travel, and

  •
  seasonality, in that many of our hotels and tourist trains are located in the northern hemisphere where they operate at low revenue or close during the winter months.

        The effects of many of these factors vary among our hotels and other properties because of their geographic diversity.

        For example, civil unrest in Burma in September 2007 resulted in reservation cancellations at The Governor's Residence and Road To Mandalay at the beginning of the seasonal high demand period for those properties. Bookings were recovering but suffered a new setback when the hotel and ship were damaged by a cyclone hitting Burma in May 2008.

        Also, as a result of the terrorist attacks in the United States in September 2001 and the subsequent military actions in Afghanistan and Iraq, international, regional and even domestic travel was disrupted and public concerns about travel safety increased significantly. Demand for most of our properties declined substantially in the latter part of 2001 and in 2002. Further acts of terrorism or a military action, or the threat of either, could again reduce leisure and business travel, thereby adversely affecting our results.

        The weakened economies of North America, Europe and other regions in 2008-2009 and the disruption of financial markets in various parts of the world resulted in RevPAR declines at most of our properties and in shorter lead times for reservations because of customers' economic uncertainty. Shorter booking lead times were also experienced in the 2001-2002 period. As a result, our ability to forecast operating results and cash flows was reduced. These factors have also affected our liquidity outlook. See "Risks Relating to Our Financial Condition and Results of Operations" below.

        If revenue decreases at any of our properties, our expenses may not decrease at the same rate, thereby adversely affecting our profitability and cash flow.

        Ownership and operation of our properties involve many relatively fixed expenses such as personnel costs, interest, rent, property taxes, insurance and utilities. If revenue declines when demand weakens, we may not be able to reduce these expenses to the same degree to preserve profitability. While we did reduce many overhead expenses in late 2008 and 2009, our operating margins and cash flow declined as revenue fell.

The hospitality industry is highly competitive, both for customers and for acquisitions of new properties.

        Some of our properties are located in areas where there are numerous competitors seeking to attract customers, particularly in city centers. Competitive factors in the hospitality industry include:

  •
  convenience of location,

  •
  the quality of the property and services offered,

  •
  room rates and menu prices,

  •
  the range and quality of food services and amenities offered,

  •
  types of cuisine, and

  •
  reputation and name recognition.

        Demographic, geographic or other changes in one or more of our markets could impact the convenience or desirability of our hotels and restaurants, and so could adversely affect their operations.

        Also, new or existing competitors could significantly lower rates or offer greater conveniences, services or amenities, or significantly expand, improve or introduce new facilities in the markets in which we operate. For example, new passenger rail services have recently started to operate on the Cuzco-Machu Picchu line of PeruRail for the first time in direct competition, which is expected to reduce PeruRail's profitability. As another example, largely because of new hotel competition in Bora Bora as well as high cost structures, we decided in late 2007 to dispose of Bora Bora Lagoon Resort.

        We compete for hotel and restaurant acquisition and management opportunities with others who may have greater financial resources. These competitors may be prepared to accept a higher level of financial risk than we can prudently manage. This competition may have the effect of reducing the number of suitable investment and management opportunities offered to us and increasing our acquisition costs or reducing our operating margins because the bargaining power of property owners seeking to sell or to enter into management agreements is increased.

The hospitality industry is heavily regulated, including with respect to food and beverage sales, employee relations, development and construction, and environmental matters, and compliance with these laws could reduce profitability of properties that we own or manage.

        We and our various properties are subject to numerous laws and government regulations, including those relating to the preparation and sale of food and beverages, liquor service, and health and safety of premises. The properties are also subject to laws governing our relationship with employees in such areas as minimum wage and maximum working hours, overtime, working conditions, hiring and firing employees and work permits.

        The success of expanding existing properties depends upon obtaining necessary building permits or zoning variances from local authorities. Failure to obtain or delay in obtaining these permits could adversely affect our strategy of increasing revenues and earnings through expansion of existing properties.

        We are also subject to U.S. and foreign laws and regulations relating to the environment and the handling of hazardous substances that may impose or create significant potential environmental liabilities, even in situations where the environmental problem or violation occurred on a property before we acquired it. Existing environmental laws and regulations may be revised or new laws and regulations related to global climate change, air quality or other environmental and health concerns may be adopted or become applicable to us.

Our acquisition, expansion and development strategy may be less successful than expected and, therefore, our growth may be limited.

        We intend to increase our revenues and earnings in the long term through acquisition or management of new properties and expansion of existing properties. The ability to pursue new growth opportunities successfully will depend on our ability to:

  •
  identify properties suitable for acquisition, management and expansion,

  •
  negotiate purchases or construction on commercially reasonable terms or the management contracts of properties we do not own or in which we have only a minority investment,

  •
  obtain the necessary financing and government permits,

  •
  build on schedule and with minimum disruption to guests, and

  •
  integrate new properties into our operations.

        Also, the acquisition or management of properties in new locations may present operating and marketing challenges that are different from those encountered in our existing locations. We can give you no assurance that management will succeed in our growth strategy, in particular in the face of the current global economic uncertainty.

        Our management plans to develop new properties in the future. New project development is subject to such adverse factors as:

  •
  site deterioration after acquisition,

  •
  inability to obtain necessary government permits,

  •
  inclement weather,

  •
  labor or material shortages,

  •
  work stoppages,

  •
  availability of equity funding, construction finance and mortgage loans,

  •
  weak economic environment before, during or after development,

  •
  claims and disputes between us and other contracting parties,

  •
  untimely opening,

  •
  high start-up costs, and

  •
  weak initial market acceptance of a new property.

        For example, El Encanto in Santa Barbara was originally closed for extensive renovations in late 2006, with an expected reopening in 2008. However, because of changes in rebuilding plans, delays in obtaining government permits, a slower pace of construction than initially expected and difficulty in obtaining financing in the current economic climate, reopening of the hotel has been delayed at least until 2012.

        As another example, due to weak economic conditions in the United States, including the problems in the credit and real estate markets, we have been unable at this time to obtain suitable financing and/or co-investors for our New York hotel development project adjoining the '21' Club. The purchase of the development site has been deferred until 2011, and we have negotiated the terms under which we may terminate our obligations to complete the purchase. If we did terminate, we would be required to write off our investment including capitalized costs and associated fees.

We may be unable to obtain the necessary additional capital to finance the growth of our business.

        The acquisition, expansion and development of leisure properties, as well as the ongoing renovations, refurbishments and improvements required to maintain or upgrade our properties, are capital intensive. The availability of future borrowings and access to capital markets for equity financing to fund these acquisitions, expansions and projects depend on prevailing market conditions and the acceptability of financing terms offered to us. We can give you no assurance that future borrowings or equity financing will be available to us, or available on acceptable terms, in an amount sufficient to fund our needs. Future equity financings may be dilutive to the existing holders of common shares. Future debt financings may require restrictive covenants that would limit our flexibility in operating our business. See also "Risks Relating to Our Financial Condition and Results of Operations" below.

Our operations may be adversely affected by extreme weather conditions and the impact of natural disasters, and insurance may not fully cover these and other risks.

        We operate properties in a variety of locales, each of which is subject to local weather patterns affecting the properties and customer travel. As our revenues are dependent on the revenues of individual properties, extreme weather conditions can from time to time have a major adverse impact upon individual properties or particular regions. For example, hurricanes in August and October 2005 caused damage to Maroma Resort and Spa on Mexico's Yucatan Peninsula and our then-owned Windsor Court Hotel in New Orleans, resulting in temporary closure of the hotels for repairs. Similarly, flooding due to heavy rains in the Machu Picchu region of Peru in January 2010 resulted of closure of parts of the Cuzco-Machu Picchu line of PeruRail until June 2010 while the damaged track was repaired. We carry property, loss of earnings, liability and other kinds of insurance in amounts management deems reasonably adequate, but damages may exceed the insurance limits or be outside the scope of coverage. Also, insurance against some risks may be unavailable to us on commercially reasonable terms, requiring us to self insure against possible loss.

If the relationships between us and our employees were to deteriorate, we may be faced with labor shortages or stoppages, which would adversely affect our ability to operate our facilities.

        Our relations with our employees in various countries could deteriorate due to disputes related to, among other things, wage or benefit levels, working conditions or management's response to changes in government regulation of workers and the workplace. Operations rely heavily on employees' providing a high level of personal service, and any labor shortage or stoppage caused by poor relations with employees, including unionized labor, could adversely affect the ability to provide those services, which could reduce occupancy and room revenue and even tarnish our reputation.

Our plans to expand existing properties, develop new ones and build residential units for sale at our properties are subject to project cost, completion and resale risks.

        Successful new project development depends on timely completion within budget and satisfactory market conditions. Risks that could affect a project include:

  •
  construction delays or cost overruns that may increase project costs,

  •
  delay or denial of zoning, occupancy and other required government permits and authorizations,

  •
  write-off of development costs incurred for projects that are not pursued to completion,

  •
  natural disasters such as earthquakes, hurricanes, floods or fires that could adversely impact a project,

  •
  defects in design or construction that may result in additional costs to remedy, or that require all or a portion of a property to be closed during the period needed to rectify the situation,

  •
  inability to raise capital to fund a project because of poor economic or financial conditions,

  •
  claims and disputes between us and other contracting parties resulting in delay, monetary loss or project termination,

  •
  government restrictions on the nature or size of a project or timing of completion, or on the ownership of completed units such as by foreign nationals, and

  •
  changes in market conditions for residences, such as credit availability and pricing terms, or oversupply that may affect our ability to sell residential units at a profit or at price levels originally anticipated.

        Occurrence of any of these risks could adversely affect the profitability of planned expansions and new developments.

Our owned hotels and restaurants are subject to risks generally incidental to the ownership of commercial real estate and often beyond our control.

        Our owned hotels and restaurants are subject to risks generally incidental to the ownership of commercial real estate and often beyond our control. These include:

  •
  fluctuating values of commercial real estate as an investment, and potential value impairments due to operating performance falling short of expectation or other triggering events,

  •
  changes in national, regional and local economic and political conditions,

  •
  changes in interest rates and the availability, cost and terms of financing,

  •
  the impact of present or future government legislation and regulation (including environmental laws),

  •
  the ongoing need for capital improvements to maintain or upgrade properties,

  •
  changes in property taxes and operating expenses,

  •
  the potential for uninsured or underinsured losses, and

  •
  limited ability to reduce the relatively high fixed costs of operating owned commercial real estate if revenue declines.

        We have undertaken a program to sell owned properties that are non-core to our business, as well as continue selling our developed for-sale residential real estate. In an unfavorable commercial real estate market, we may be unable to sell properties at values we are seeking, particularly during the current economic downturn and weakness in credit markets, or sell them at the pace we have planned. For example, during the preparation of our consolidated financial statements for the three months ended September 30, 2010, we determined that the fair value of real estate held for sale at our Porto Cupecoy development no longer exceeded the carrying value, and recognized in the quarter a non-cash impairment charge of $24.6 million on this development. At the same time, we also recognized impairments totaling $11.9 million to fixed assets and goodwill at three other properties.

Loss or infringement of our brand names could adversely affect our business.

        In the competitive hotel and leisure industry in which we operate, trade names and trademarks are important in the marketing, promotion and revenue generation of our properties. We have a large number of trade names and trademarks, and expend resources each year on their surveillance, registration and protection. Our future growth is dependent in part on increasing and developing our brand identities. The loss, dilution or infringement of any of our brand identities could have an adverse effect on our business, results of operations and financial condition.

Some of our properties are geographically concentrated in countries where national economic downturns, political events or other changing local conditions beyond our control could disproportionately affect our business.

        While our geographic diversification in 24 countries lessens the dependence of our results of operations on any particular region, we own eight hotels in Italy and we own one hotel in Peru and our 50/50 joint ventures in Peru own a further four hotels as well as PeruRail. Due to this concentration of properties in these two countries, our business is more exposed to national events or conditions there than other countries where we operate.

We may be unable to manage effectively the risks associated with our joint venture investments, which may adversely impact the operations of those joint ventures.

        Six of our hotels and two of our tourist trains are owned by joint venture companies in which we have an investment of 50% or less and we share control of at least some aspects of their businesses, such as expenditure for capital improvements. These joint venture investments involve risks somewhat different from 100% ownership because our partners:

  •
  may be unable to meet their capital contribution obligations,

  •
  may have business interests inconsistent with ours or act contrary to our objectives and policies,

  •
  may cause properties to incur unplanned liabilities, or

  •
  may take actions that impair our operation of the business.

        If any of these possibilities occur, our operations could be adversely affected because we may have limited ability to rectify resulting problems within the joint venture and even to dispose of our joint venture investment. Disputes with joint venture partners may result in litigation costly to us.

Risks Relating to Our Financial Condition and Results of Operations

The weakened economies of many countries and weakened financial markets have adversely affected our financial condition and results of operations and could do so in the future.

        Financial markets in the United States, Europe and Asia experienced significant disruption in 2008 and 2009, including, among other things, volatility in securities prices and diminished liquidity and credit availability. Furthermore, the economies of the United States and other countries slowed down, leading to economic downturns which, among other things, reduced the amounts persons and businesses spend on travel, hotels, dining and entertainment. We experienced pressure on pricing, reduced occupancy at our properties, and fewer customers from traditional markets for hotels and other travel products. Largely as a result, our consolidated revenue of $502.8 million and earnings from operations of $51.6 million in 2008 declined to $457.0 million and $19.7 million, respectively, in 2009.

        We cannot predict the duration or severity of the disruption in financial markets or the general economic uncertainty in the United States and many parts of the world. While the global economy improved in 2010, if weakened economic conditions recur, they could decrease our future revenue, profitability and cash flow from operations which could adversely impact our liquidity and financial condition, including our ability to comply with financial covenants in our loan facilities.

The financial uncertainty and economic weakening identified in the previous Risk Factor could adversely impact our liquidity and financial condition, in particular our ability to raise additional funds for our cash requirements for working capital, commitments and debt service.

        During the three months ending December 31, 2010 and the 12 months ending December 31, 2011, we have approximately $10.1 million and $99.8 million, respectively, of scheduled debt repayments including capital lease payments and excluding revolving credit facilities, after taking into account the refinancing of debt described in "Recent Developments" above. Additionally, our capital commitments at September 30, 2010 amounted to $50.4 million, including $39.0 million related to the purchase of land and a building adjoining '21' Club from the New York Public Library. In July 2009, we entered into agreements with the Library to spread and secure future payments on this purchase over 24 months. In addition to the $7.0 million already paid, we paid $9.0 million upon execution of the agreements, to be followed by 16 monthly payments of $0.5 million each commencing in February 2010, and final payments of $6.0 million and $29.0 million in June 2011. We are actively seeking co-investors in this development project. In the event we are unable to find a co-investor and elect not to close the transaction, the final payment of $29.0 million will not be due to the Library, and we would be required to write off our investment including capitalized costs and associated fees. We have given the Library security on unencumbered villas at La Samanna to secure the payments.

        We expect to fund our working capital requirements, debt service and capital expenditure commitments for the foreseeable future from operating cash flow, available committed borrowing facilities, issuing new debt or equity instruments, rescheduling loan repayments or capital commitments, and disposing of non-core assets and developed real estate.

        However, we can give you no assurance that, in the current economic and financial environment, additional sources of financing for our unfunded commitments will be available on commercially acceptable terms, or available at all, or that we will be able to refinance maturing debt or to reschedule loan repayments or capital commitments, or that other cash-saving steps management may take to enhance our liquidity and capital position will bridge any shortfall. If additional sources of financing are unavailable, including because of possible future breach of loan financial covenants, we may be unable to fund our cash requirements for working capital, commitments and debt service.

Covenants in our financing agreements could be breached or could limit management's discretion in operating our businesses, causing us to make less advantageous business decisions; our indebtedness is collateralized by substantially all of our properties.

        We have 17 secured lending facilities with commercial banks, four of which have outstanding principal amounts in excess of $50 million, eight of which have outstanding principal amounts greater than $10 million but less than $50 million and the remainder have less than $10 million per facility. Most of these loan facilities relate to specific hotel or other properties and are secured by a mortgage on the particular property. In most cases, Orient-Express Hotels Ltd. is either the borrower or our subsidiary owning the property is the borrower and the loan is guaranteed by Orient-Express Hotels Ltd.

        The loan facilities generally place restrictions on the property owning company's ability to incur additional debt and limit liens, and to effect mergers and asset sales, and include financial covenants. Where our property owning subsidiary is the borrower, the financial covenants relate to the financial performance of the property financed and generally include covenants relating to interest coverage, debt service, and loan to value and debt to equity tests. Most of the facilities under which Orient-Express Hotels is the borrower or the guarantor also contain financial covenants which are based on our performance on a consolidated basis. The covenants include a quarterly interest coverage test and a quarterly net worth test.

        If we fail to comply with the restrictions in our present or future financing agreements, a default may occur. A default could allow the creditors to accelerate the related debt as well as any other debt to which a cross-default provision applies. A default could also allow the creditors to foreclose on the properties collateralizing the debt.

        At September 30, 2010, we were in compliance with all financial covenants. Two unconsolidated joint venture companies, however, were out of compliance as follows:

  •
  the Hotel Ritz, Madrid, 50% owned by us, was out of compliance with loan-to-value and debt-service-coverage ratios in its first mortgage loan facility amounting to $98.6 million which is non-recourse to and not credit-supported by us or our joint venture partner in that hotel. We and our partner are discussing with the lender how to bring the hotel back into compliance; and

  •
  the unconsolidated Peru hotels joint venture company, in which we have a 50% interest, was out of compliance with financial covenants in a loan facility of the joint venture amounting to $26.0 million. Discussions with the banks are ongoing. This loan is non-recourse to and not credit-supported by us while we remain a 50% owner of the joint venture.

        We recognize that in the current economic environment there is a risk that a property specific loan covenant could be breached. In order to minimize this risk, we regularly prepare cash flow projections which are used to forecast covenant compliance under all of loan facilities. If there is any likelihood of potential non compliance with a covenant, we take pro-active steps to meet with the lending bank to seek an amendment to, or a waiver of, the financial covenant at risk. Often obtaining such an amendment or waiver results in an increase in the borrowing costs. If a covenant breach occurred in a material loan facility and we were unable to agree with our bankers how the particular financial covenant should be amended or how the breach could be cured, our liquidity would be adversely affected.

        Many of our bank loan facilities include cross default provisions where a failure to pay principal or interest by the borrower or guarantor under other indebtedness in excess of a specified threshold amount would cause a default under the facilities. Under our largest loan facility, the specified cross default threshold amount is €12.5 million ($17.1 million).

        We can give you no assurance that our loan facility lenders would agree to modify any affected covenant, which could impact our ability to fund our cash requirements for working capital, commitments and debt service and could cause an event of default under any affected loan facility.

Our substantial indebtedness could adversely affect our financial health.

        We have a large amount of debt in our capital structure and may incur additional debt from time to time. As of September 30, 2010, our consolidated long-term indebtedness was $804.5 million (including the current portion). This substantial indebtedness could:

  •
  require us to dedicate much of our cash flow from operations to debt service payments, and so reduce the availability of cash flow to fund working capital, capital expenditures, product and service development and other general corporate purposes,

  •
  limit our ability to obtain additional financing for our business,

  •
  increase our vulnerability to adverse economic and industry conditions, including the seasonality of some of our activities, or

  •
  limit our flexibility in planning for, or reacting to, changes in our business and industry as well as the economy generally.

        We must also repay or refinance our indebtedness in the future. Although we may seek to refinance our indebtedness, we may be unable to obtain refinancing on satisfactory terms, in particular because of the recent economic uncertainty in debt markets. Any failure by us to repay indebtedness when due may result in a default under our indebtedness and cause cross-defaults under other indebtedness.

Increases in prevailing interest rates may increase our interest payment obligations.

        After taking into account our fixed interest rate swaps, approximately 36% of our consolidated long-term debt at September 30, 2010 accrued interest that fluctuates with prevailing interest rates, so that any rate increases may increase our interest payment obligations. From time to time, we enter into hedging transactions in order to manage our floating interest rate exposure, but we can give you no assurance that those hedges will lessen the impact on us of rising interest rates. At September 30, 2010, approximately 64% of our long-term debt was subject to fixed interest rate swaps.

Fluctuations in foreign currency exchange rates may have a material adverse effect on our financial statements and/or operating margins.

        Substantial portions of our revenues and expenses are denominated in non-U.S. currencies such as European euros, British pounds sterling, Russian rubles, South African rand, Australian dollars, Peruvian nuevos soles, Botswana pula, Brazilian reals, Mexican pesos, French Pacific francs and various South East Asian currencies. In addition, we buy assets and incur liabilities in these foreign currencies. Foreign exchange rate fluctuations may have a material adverse effect on our financial statements and/or operating margins.

        Our financial statements are presented in U.S. dollars and can be impacted by foreign exchange fluctuations through both:

  •
  translation risk, which is the risk that the financial statements for a particular period or as of a certain date depend on the prevailing exchange rates of the various currencies against the U.S. dollar, and

  •
  transaction risk, which is the risk that the currency of costs and liabilities fluctuates in relation to the currency of revenue and assets, which fluctuations may adversely affect our operating margins.

Our ability to pay dividends on the class A common shares is limited.

        We paid quarterly cash dividends on our class A and B common shares in the amount of $0.025 per share in 2004 through 2008 but we suspended dividends beginning in 2009. We can give you no assurance that we will be able to resume dividend payments in the future because of debt repayment requirements, a downturn to our business or other reasons.

        Under Bermuda law, we may not pay dividends or make other distributions on the class A and B common shares if there are reasonable grounds for believing that we are, or after the payment would be, unable to pay our liabilities as they become due, or if the realizable value of our assets is less than the aggregate of our liabilities, issued share capital and "share premium accounts" (share premium is defined as the amount of shareholders' equity over and above the aggregate par value of issued shares). We can give you no assurance that we will not be restricted by Bermuda law from paying dividends. See "Description of Common Shares—Dividend Rights" in the accompanying prospectus.

We are subject to accounting regulations and use certain accounting estimates and judgments that may differ significantly from actual results.

        Implementation of existing and future standards and rules of the U.S. Financial Accounting Standards Board ("FASB") or other regulatory bodies could affect the presentation of our financial statements and related disclosures. Future regulatory requirements could significantly change our current accounting practices and disclosures. These changes in the presentation of our financial statements and related disclosures could change an investor's interpretation or perception of our financial position and results of operations. For example, we became subject to Accounting Standards Codification ("ASC") 740, "Income Taxes", of the FASB in the first quarter of 2007 requiring us to recognize at that time a substantial initial liability with a corresponding adjustment to retained earnings. Our future income tax cost may include a tax benefit as the initial provision is released or a tax cost as new liabilities are recognized, in addition to the tax costs or benefits that relate to our trading activities and results.

        We use many methods, estimates and judgments in applying our accounting policies. By their nature, these are subject to substantial risks, uncertainties and assumptions, and factors may arise over time that lead us to change our methods, estimates and judgments which could significantly affect the presentation of our results of operations.

        As an example of these estimates and judgments, in accordance with ASC 350, "Intangibles—Goodwill and Other", of the FASB, we evaluate goodwill at least annually, or when events or changes in circumstances, such as adverse changes in the industry or economic trends or an underperformance relative to historical or projected future operating results, indicate the carrying value may not be recoverable. Our impairment analysis incorporates various assumptions and uncertainties that we believe are reasonable and supportable considering all available evidence, such as the future cash flows of the business, future growth rates and the related discount rates. However, these assumptions and uncertainties are, by their very nature, highly judgmental. There is no guarantee that our business will achieve the forecasted results which have been included in our impairment analysis. If we are unable to meet these assumptions in future reporting periods, we may be required to record a further charge in a future statement of operations for goodwill impairment losses, in addition to the non-cash impairment charges on continuing operations of $5.9 million recorded in the nine months ended September 30, 2010 and $6.5 million recorded in the year 2009.

Risks of Investing in Class A Common Shares

We are not restricted from issuing additional class A or B common shares, and any sales could negatively affect the trading price and book value of the class A common shares outstanding.

        We may in our discretion sell newly issued class A or B common shares from time to time. We can give you no assurance that we will not make significant sales of class A or B common shares in public offerings or private placements to raise capital, for funding future acquisitions, in employee equity compensation programs or for other corporate purposes. Any sales could materially and adversely affect the trading price of the class A common shares outstanding or result in dilution of the ownership interests of existing shareholders.

The price of the class A common shares may fluctuate significantly, which may make it difficult for shareholders to sell the class A common shares when they want or at desired prices.

        The price of the class A common shares on the New York Stock Exchange constantly changes. Our management expects that the market price of the class A common shares will continue to fluctuate. Holders of class A common shares will be subject to the risk of volatility and depressed prices.

        The price of class A common shares can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

  •
  quarterly variations in operating results,

  •
  operating results that vary from the expectations of management, securities analysts and investors,

  •
  changes in expectations as to future financial performance, including financial estimates by securities analysts and investors,

  •
  developments generally affecting our business or the hospitality industry,

  •
  market speculation about a potential acquisition of our company or all or part of our business,

  •
  announcements by us or our competitors of significant contracts, acquisitions, joint ventures or capital commitments,

  •
  announcements by third parties of significant claims or proceedings against us,

  •
  the dividend policy for the class A and B common shares,

  •
  future sales of equity or equity-linked securities, including by holders of large positions in the outstanding class A common shares, and

  •
  general domestic and international economic conditions.

        In addition, the stock market in general can experience volatility that is often unrelated to the operating performance of a particular company. Recently this volatility has been significant because of disruption in capital markets and contraction of credit availability. These broad market fluctuations may adversely affect the market price of the class A common shares.

Investors in an offering of class A common shares by us may pay a much higher price than the book value of our class A common shares.

        If you purchase class A common shares in an offering by us, you may incur immediate and substantial dilution representing the difference between our net tangible book value and the as adjusted net tangible book value per share after giving effect to the offering price. We may also in the future issue additional shares of our authorized and unissued class A common shares in connection with compensation of our management, future acquisitions, future public offerings or private placements of our class A common shares for capital raising purposes or for other business purposes, all of which may result in the dilution of the ownership interests of holders of outstanding class A common shares. Issuance of additional class A common shares may also create downward pressure on the trading price of our existing class A common shares that may in turn require us to issue additional shares to raise funds through sales of our securities. This will further dilute the ownership interests of holders of outstanding class A common shares.

Our management may have broad discretion over the use of the net proceeds from this offering.

        Our management may have broad discretion as to the use of the proceeds from any offering by us of class A common shares. Accordingly, you may be relying on the judgment of our board of directors and management with regard to the use of these net proceeds, and you may not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

Our wholly-owned subsidiary, which has two of our directors on its board of directors, may control the outcome of most matters submitted to a vote of our shareholders.

        Our wholly-owned subsidiary, Orient-Express Holdings 1 Ltd. ("Holdings"), currently holds all 18,044,478 outstanding class B common shares in our company representing about 67% of the combined voting power of class A and B common shares for most matters submitted to a vote of our shareholders, and our directors and officers hold class A common shares representing an additional 0.3% of combined voting power. In general, holders of class A common shares and holders of class B common shares vote together as a single class, with holders of class A common shares having one-tenth of one vote per share and holders of class B common shares having one vote per share. Therefore, as long as the number of outstanding class B shares exceeds one-tenth the number of outstanding class A common shares, Holdings could control the outcome of most matters submitted to a vote of the shareholders.

        Under Bermuda law, our common shares owned by Holdings are outstanding and may be voted by Holdings. The manner in which Holdings votes its shares is determined by the four directors of Holdings, two of whom, John D. Campbell and Prudence M. Leith, are also directors of our company, consistently with the exercise by those directors of their fiduciary duties to Holdings. Those directors, should they choose to act together, will be able to control substantially all matters affecting us, and to block a number of matters relating to any potential change of control of our company.

        Certain institutional shareholders representing two hedge fund groups challenged our corporate governance structure as it relates to the ownership and voting of class B common shares, including by proposing shareholder resolutions to amend our bye-laws to treat the class B shares as "treasury shares" with no voting rights and to cancel the class B shares. Those resolutions were rejected at the October 10, 2008 special general meeting of shareholders of our company by a majority of the votes of the outstanding class A and class B common shares, voting together as a single class. Following the defeat of the resolutions at the special general meeting, these shareholders filed a petition in the Supreme Court of Bermuda seeking similar and related relief. See "Description of Common Shares—Capital Share Structure—Voting" in the accompanying prospectus.

        On June 1, 2010, Chief Justice Richard Ground of the Bermuda Supreme Court delivered a judgment on the shareholders' petition, in which he held that the Company's voting structure is not unlawful and struck out the petition in its entirety. The Court also awarded the respondents their defense costs in the proceedings. One of the hedge fund groups filed an appeal of this judgment to the Court of Appeal for Bermuda.

        On November 4, 2010, the parties agreed to settle the case. The petitioners will reimburse the respondents an agreed amount of their costs and withdraw the appeal, and the respondents will agree to that withdrawal.

        The corporate governance structure of our company has been analyzed by legal counsel, and our board of directors and management believe that the structure is valid under Bermuda law. It enables our company to oppose any proposals that are contrary to our best interests and the best interests of our shareholders, including coercive or unfair offers to acquire our company, and thus preserve the value of our company for all shareholders. This corporate governance structure has been in place since our initial public offering in 2000, and has been fully described in our public filings and clearly disclosed to investors considering buying our class A common shares. However, the outcome of any litigation is uncertain. Additional litigation against us or other future challenges of our governance structure may occur which may cause us to incur added costs, such as legal expenses, to defend our corporate governance structure.

Provisions in our charter documents, and the preferred share purchase rights currently attached to the class A and B common shares, may discourage a potential acquisition of us, even one that the holders of a majority of the class A common shares might favor.

        Our memorandum of association and bye-laws contain provisions that could make it more difficult for a third party to acquire us or to engage in another form of transaction involving a change of control of our company without the consent of our board of directors. These provisions include:

  •
  a supermajority shareholder voting provision for the removal of directors from office with or without cause,

  •
  a supermajority shareholder voting provision for "business combination" transactions with beneficial owners of shares carrying 15% or more of the votes which may be cast at any general meeting of shareholders, and

  •
  limitations on the voting rights of such 15% beneficial owners.

        Also, our board of directors has the right under Bermuda law to issue preferred shares without shareholder approval, which could be done to dilute the share ownership of a potential hostile acquirer. Although our management believes these provisions provide the shareholders an opportunity to receive a higher price by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer is favored by shareholders holding a majority of our equity.

        We have in place a shareholder rights agreement providing for rights to purchase our series A junior participating preferred shares. The rights are not currently exercisable and they are attached to and trade together with the class A and B common shares on a one-to-one basis. These rights may have anti-takeover effects on a potential acquirer holding 15% or more of the outstanding class A or B common shares.

        These anti-takeover provisions are in addition to the ability of Holdings and our directors and officers to vote shares representing a significant majority of the total voting power of our common shares. See the Risk Factor immediately above.

A judgment of a United States court for liabilities under U.S. securities laws might not be enforceable in Bermuda, or an original action might not be brought in Bermuda against us for liabilities under U.S. securities laws.

        We are incorporated in Bermuda, a majority of our directors and officers are residents of Bermuda, the United Kingdom and elsewhere in Europe, and most of our assets and the assets of our directors and officers are located outside the United States. As a result, it may be difficult for shareholders to:

  •
  effect service of process within the United States upon us or our directors and officers, or

  •
  enforce judgments obtained in United States courts against us or our directors and officers based upon the civil liability provisions of the United States federal securities laws.

        We have been advised by Appleby, our Bermuda legal counsel, that there is doubt as to:

  •
  whether a judgment of a United States court based solely upon the civil liability provisions of the United States federal securities laws would be enforceable in Bermuda against us or our directors and officers, and

  •
  whether an original action could be brought in Bermuda against us or our directors and officers to enforce liabilities based solely upon the United States federal securities laws.

USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering will be approximately $102.1 million, or approximately $117.4 million if the underwriters' over-allotment option is exercised in full.

        We intend to use the net proceeds from this offering primarily for our general corporate purposes, which may include the reduction of our debt, the funding of our working capital needs and planned capital expenditures, and the funding of other potential acquisitions. Proceeds that will be used to repay debt will initially be held in cash.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2010

  •
  on an actual basis, and

  •
  as adjusted to reflect the sale by Orient-Express Hotels of 10,000,000 class A common shares in this offering at the public offering price of $10.75 per share, after deducting underwriting discounts and commissions and estimated transaction expenses payable by us of approximately $240,000.

The information set forth below should be read in conjunction with our consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2010, which is incorporated herein by reference.

	As of September 30, 2010
	Actual (unaudited)	As Adjusted * (unaudited)
	(in thousands)
Cash and cash equivalents	$131,612	$233,497

Long-term debt (including debt of consolidated variable interest entities) and obligations under capital leases including current portion and working capital facilities **	$804,820	$804,820

Shareholder's equity:
Preferred share $0.01 par value (30,000,000 shares authorized, issued nil)	—	—
Class A common shares $0.01 par value (120,000,000 shares authorized); Issued 90,873,241 actual; 100,873,241 as adjusted	908	1,008
Class B common shares $0.01 par value (120,000,000 shares authorized); Issued 18,044,478	181	181
Additional paid-in capital	850,051	951,836
Retained earnings	166,494	166,494
Accumulated other comprehensive income	(41,861)	(41,861)
Less: reduction due to class B common shares owned by a subsidiary—18,044,478	(181)	(181)

Total shareholders' equity	975,592	1,077,477

Total capitalization	$1,780,412	$1,882,297

*
The as adjusted amounts above do not reflect the exercise by the underwriters of their over-allotment option to purchase up to an aggregate of an additional 1,500,000 shares. If such option were exercised in full at the public offering price of $10.75 per share, we would receive an additional $15,318,750 in cash proceeds (after deducting underwriting discounts and commissions), resulting in a $15,000 increase in class A common shares and $15,303,750 in additional paid-in capital.

**
Includes European and Brazilian revolving credit facilities and drawn working capital facilities in South Africa.

 DESCRIPTION OF COMMON SHARES

        We currently have authorized 120,000,000 class A common shares, and 120,000,000 class B common shares, par value $0.01 each. As of November 1, 2010, there were 90,873,241 class A common shares outstanding and 18,044,478 class B common shares outstanding. These class B common shares are owned, and can be voted, by Orient-Express Holdings 1 Ltd., our wholly-owned subsidiary ("Holdings"), and are accounted for as a reduction to outstanding shares for purposes of computing earnings per share while they are owned by Holdings. A more detailed description of our common shares is set forth under the caption "Description of Common Shares" in the accompanying prospectus..

        In addition to the outstanding class A and B common shares, we had reserved 18,044,478 class A common shares for issuance upon the possible conversion of an equal number of outstanding class B common shares; 2,939,720 class A common shares for issuance under currently outstanding awards under our equity compensation plans; and 3,402,039 class A shares for issuance under awards which may be granted in the future under our 2009 Share Award and Incentive Plan.

        Because the total number of class A common shares outstanding after this share offering and reserved for future issuance would exceed the number of class A common shares authorized for issuance, it is anticipated that Holdings as owner of all outstanding class B common shares will agree to waive temporarily its right to convert 6,759,478 of its class B common shares until our shareholders have approved an increase in the number of class A common shares authorized for issuance from 120,000,000 to an amount at least equal to all outstanding and reserved class A common shares. We intend to seek shareholder approval of an increase in authorized class A common shares at the Annual General Meeting of shareholders in 2011.

 UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc. and Barclays Capital Inc., have severally agreed to purchase from us the following respective number of class A common shares at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

Underwriters	Number of Shares
Deutsche Bank Securities Inc.	5,000,000
Barclays Capital Inc.	5,000,000

Total	10,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the class A common shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the class A common shares offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of the class A common shares are purchased.

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the class A common shares to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $0.29 per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $0.10 per share to other dealers. After the initial public offering, the representatives of the underwriters may change the offering price and other selling terms.

        We have granted to the underwriters an option to purchase up to 1,500,000 additional class A common shares at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus supplement, solely to cover any over-allotments made in connection with the sale of the class A common shares offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional class A common shares as the number of class A common shares to be purchased by it in the above table bears to the total number of class A common shares offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional class A common shares to the underwriters to the extent the option is exercised. If any additional class A common shares are purchased, the underwriters will offer the additional class A common shares on the same terms as those on which the 10,000,000 class A common shares are being offered.

        The underwriting discounts and commissions per share are equal to the public offering price per class A common share less the amount paid by the underwriters to us per class A common share. The underwriting discounts and commissions are 5.0% of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

		Total Fees
	Fee per share	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Discounts and commissions paid by us	$0.5375	$5,375,000	$6,181,250

        The expenses of the offering, not including the underwriting discounts and commissions, are estimated at $240,000 and are payable by us.

        We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        Certain of our executive officers and directors have agreed, with limited exceptions, not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any class A common shares or other securities convertible into or exchangeable or exercisable for shares of our class A common shares or derivatives of our class A common shares owned by these persons or class A common shares issuable upon exercise of options or warrants held by these persons and not to enter into any hedging transaction for a period of 60 days after the date of this prospectus supplement (in the case of certain of our directors, an aggregate of 230,300 shares held by such directors will not be subject to these restrictions) without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar 60-day agreement with the underwriters, which agreement also includes restrictions on the filing of any registration statement by us with respect to shares of our class A common shares and on the public announcement of any intention to effect any restricted transaction subject to certain exceptions, without the prior written consent of Deutsche Bank Securities Inc. and Barclays Capital Inc. There are no agreements between Deutsche Bank Securities Inc. and any of these persons releasing them from these lock-up agreements prior to the expiration of the 60-day period.

        In connection with the offering, the underwriters may purchase and sell our class A common shares in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

        Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional class A common shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

        Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

        Stabilizing transactions consist of various bids for or purchases of our class A common shares made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our class A common shares. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our class A common shares. As a result, the price of our class A common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        This prospectus supplement and the accompanying prospectus in electronic format are being made available on internet web sites maintained by the underwriters and may be made available on web sites maintained by other underwriters. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

        The underwriters or their affiliates have either provided investment banking and/or commercial banking services to us and our affiliates in the past or may do so in the future for which they receive customary fees and commissions. Affiliates of Barclays Capital Inc. are lenders under our credit facilities and may receive a share of the net proceeds from this offering to the extent any net proceeds are used to repay borrowings under the credit facilities.

        The transfer agent and registrar for the class A common shares is Computershare Trust Company, N.A.

        Our class A common shares trade on the New York Stock Exchange under the symbol "OEH."

 LEGAL MATTERS

        Carter Ledyard & Milburn LLP, New York, New York, will pass upon matters of United States law for us with respect to this offering. Appleby, Hamilton, Bermuda, will pass upon matters of Bermuda law for us with respect to this offering, including the validity of the issuance of the class A common shares. Certain legal matters will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus supplement and accompanying prospectus constitute a part of a registration statement on Form S-3 that we filed on February 26, 2010, registration number 333-165092, as amended, with the SEC under the Securities Act of 1933. We refer you to this registration statement for further information about us and the class A common shares offered hereby.

        We file annual, quarterly and special reports and other information with the SEC (Commission File Number 1-16017). These filings contain important information that does not appear in this prospectus supplement or the accompanying prospectus. For further information about us, you may read and copy any reports, statements and other information filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended on Form 10-K/A on June 18, 2010,

  •
  our Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2010, June 30, 2010 and September 30, 2010,

  •
  our Current Reports on Form 8-K, bearing cover dates January 11 (two), January 12, May 26, 2010, May 27, 2010, June 1, 2010, June 3, 2010, November 3, 2010 and November 8, 2010,

  •
  the description of our class A common shares which appears in our Registration Statement on Form 8-A dated July 28, 2000, as amended on April 23, 2007 and June 8, 2009 and May 27, 2010 for the registration of the class A common shares under Section 12(b) of the Securities Exchange Act of 1934, or the Exchange Act, and

  •
  the description of the Rights under the Rights Agreement, dated as of June 1, 2000 and amended and restated as of April 12, 2007 and amended on December 10, 2007 and May 27, 2010, which appears in our Registration Statement on Form 8-A dated July 28, 2000, as amended on April 23, 2007, June 8, 2009 and May 27, 2010, for the registration of the Rights under Section 12(b) of the Exchange Act.

        With respect to our Form 10-K Report, as amended, for the fiscal year ended December 31 2009, we received a letter dated September 20, 2010 from the staff of the SEC setting forth a number of comments. We responded to the comment letter in a letter dated October 25, 2010. Beyond that response, the Form 10-Q Report for the quarter ended September 30, 2010, which we filed with the SEC on November 5, 2010, includes certain additional disclosure in response to the September 20th letter. We mention this pending matter because our Form 10-K and Form 10-Q Reports are incorporated into this prospectus.

        All documents that we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination or completion of this offering of class A common shares shall be deemed to be incorporated by reference in this prospectus supplement and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus supplement update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus supplement may update and replace statements in and portions of this prospectus supplement or the above listed documents.

        We shall provide you without charge, upon your written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus supplement, other than exhibits to such documents that are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to the Secretary, Orient-Express Hotels Inc., 1114 Avenue of the Americas, New York, New York 10036 (telephone 212-302-5055).

        We are a Bermuda company and a "foreign private issuer" as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act.

P R O S P E C T U S

Orient-Express Hotels Ltd.

Class A Common Shares	Warrants
Preferred Shares	Debt Securities

        We may offer to the public from time to time in one or more series or issuances:

  •
  class A common shares (with accompanying rights to purchase our series A junior participating preferred shares);

  •
  preferred shares;

  •
  warrants to purchase class A common shares (with accompanying rights to purchase our series A junior participating preferred shares), preferred shares and/or debt securities; or

  •
  debt securities consisting of debentures, notes or other evidences of indebtedness.

        Our series A preferred junior participating preferred shares are attached to and transferable only with the class A common shares.

        We refer to the class A common shares, the preferred shares, warrants and debt securities collectively as "securities" in this prospectus.

        Our class A common shares are traded on the New York Stock Exchange under the symbol "OEH". On February 25, 2010, the reported closing price per class A common share was $11.50.

        This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" and the documents incorporated or deemed to be incorporated by reference carefully before you make your investment decision.

        We will sell these securities directly to our shareholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions, or discounts. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see "Plan of Distribution" in this prospectus on page 4.

        Investing in these securities involves certain risks. Please carefully consider the "Risk Factors" in Part I-Item 1A. of our most recent Annual Report on Form 10-K incorporated by reference in this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase these securities.

        None of the Securities and Exchange Commission, any state securities commission or any Bermuda regulatory authority has approved or disapproved of the securities being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 26, 2010.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operation and prospects may have changed since that date.

        In this prospectus, "Orient-Express Hotels," "we," "us" and "our" refer to Orient-Express Hotels Ltd., a Bermuda company, and, unless otherwise required by the context, its subsidiaries.

SUMMARY

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus, and may also contain information about any material federal income tax considerations relating to the securities covered by the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference."

        This summary may not contain all of the information that may be important to you. You should read this entire prospectus, including the financial data and related notes incorporated by reference in this prospectus, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in "Risk Factors" and "Forward-Looking Statements."

Orient-Express Hotels Ltd.

        We are a hotel and travel company focused on the luxury end of the leisure market with many well-known and highly acclaimed properties. We manage all of our properties, including those we partially own.

        Our hotels and restaurant segment represents the largest part of our business. We have investments in 41 hotels, one stand-alone restaurant, six tourist trains and two river/canal cruise operations in 24 countries. Many of our hotels are famous and include the Hotel Cipriani in Venice, the Grand Hotel Europe in St. Petersburg, the Hotel Ritz in Madrid, the Mount Nelson in Cape Town, the Copacabana Palace in Rio de Janeiro, the Maroma Resort and Spa in Riviera Maya, Mexico and La Samanna in St. Martin, French West Indies. Our restaurant is the well-known '21' Club in New York.

        Our tourist train and cruise business operates six tourist trains, four of which we wholly own, including the legendary Venice Simplon-Orient-Express in Europe and Royal Scotsman in Scotland. We also own and operate the Road to Mandalay river cruiseship in Burma. We have been active in real estate development and began constructing and selling private residences with initial projects in Keswick, Virginia in 1999 and St. Martin, French West Indies in 2005. Our current residential estate development commitments, however, constitute a small part of our business.

        We seek properties that are unique as well as luxurious. We promote the local brand and use the Orient-Express Hotels brand as an assurance of quality to our customers. We believe that discriminating travelers seek distinctive hotels and that these travelers are prepared to pay higher rates for this type of travel experience. As a result, we believe that we generally achieve higher room rates than the brand chains and other competitors.

 Corporate Information

        We maintain our registered office at 22 Victoria Street, Hamilton HM 12, Bermuda, telephone 441-295-2244. Our main service subsidiary—Orient-Express Services Ltd.—in the United Kingdom is located at 20 Upper Ground, London SE1 9PF, England, telephone 011-44-20-7921-4000, and our main United States service subsidiary—Orient-Express Hotels Inc.—has offices at 1114 Avenue of the Americas, New York, New York 10036, telephone 212-302-5055.

        Our website is www.orient-express.com. The information on this website is not a part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our ratio of earnings to fixed charges:

	Year Ended December 31,
	2005	2006	2007	2008	2009
					($ in thousands)
Ratio of earnings to fixed charges	2.3	2.0	2.1	1.2	0.7
Deficiciency in earnings to cover fixed charges	—	—	—	—	$(8,637)

FORWARD-LOOKING STATEMENTS

        This prospectus, and the reports and other information that we filed with the Securities and Exchange Commission (SEC) that are incorporated by reference in this prospectus, contain forward-looking statements, including statements regarding, among other things

  •
  competitive factors in our businesses,

  •
  future capital expenditures,

  •
  future legislation in any country where we have significant assets or operations,

  •
  strikes or other labor disruptions,

  •
  currency fluctuations, and

  •
  trends in our future operating performance.

        We have based these forward-looking statements largely on our expectations as well as assumptions we have made and information currently available to our management. When used in this prospectus or in incorporated reports, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control. Actual results could differ materially from those anticipated, as a result of the factors described under "Risk Factors" in this prospectus and other factors. Furthermore, in light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and incorporated reports might not transpire.

        Except as may be required by law, we have no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

        You should consider the "Risk Factors" included under Part I-Item 1A. of our most recent Annual Report on Form 10-K, which are incorporated by reference in this prospectus. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us, or that we currently deem immaterial, may also impair out business operations. If any of these risks were to occur, our business, financial condition, or results of operations would likely suffer. In that event, the trading price of our class A common shares could decline, and you could lose all or part of your investment.

USE OF PROCEEDS

        Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital expenditures, repayment of debt, acquisitions and investments. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

 PLAN OF DISTRIBUTION

        We may sell securities in any of the ways described below, including any combination thereof:

  •
  to or through underwriters or dealers;

  •
  through one or more agents; or

  •
  directly to one or more purchasers.

        The distribution of the securities may be effected from time to time in one or more transactions:

  •
  at a fixed price, or prices, which may be changed from time to time;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

        The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

  •
  the name or names of any underwriters, dealers or agents, and the amounts of securities underwritten or purchased by each of them;

  •
  the initial public offering price of the securities and the proceeds to us and any discounts, commissions, or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which the securities may be listed.

        Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In no event will any underwriter or dealer receive fees, commissions, and markups which, in the aggregate, would exceed eight percent of the price of the shares being registered.

        Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

        We may authorize underwriters, dealers, or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        Direct sales to investors or our shareholders may be accomplished through subscription offerings or through shareholder purchase rights distributed to shareholders. In connection with subscription offerings or the distribution of shareholder purchase rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through shareholder purchase rights, the shareholder purchase rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under shareholder purchase rights will set forth the relevant terms of the shareholder purchase rights, including:

  •
  whether class A common shares for those securities will be offered under the shareholder purchase rights;

  •
  the number of those securities or warrants that will be offered under the shareholder purchase rights;

  •
  the period during which and the price at which the shareholder purchase rights will be exercisable;

  •
  the number of shareholder purchase rights then outstanding;

  •
  any provisions for changes to or adjustments in the exercise price of the shareholder purchase rights; and

  •
  any other material terms of the shareholder purchase rights.

        One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm's compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

        The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

        Certain persons participating in this offering may engage in overallotment, stabilizing transactions, short covering transactions, and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchase of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

 DESCRIPTION OF COMMON SHARES

        We currently have authorized 120,000,000 class A common shares, and 120,000,000 class B common shares, par value $0.01 each. As of February 25, 2010, there were 90,796,005 class A common shares outstanding. As of February 25, 2010, there were also 18,044,478 class B common shares outstanding, which are owned, and can be voted, by Orient-Express Holdings 1 Ltd., our wholly-owned subsidiary. These shares are accounted for as a reduction to outstanding shares for purposes of computing earnings per share while they are owned by Holdings.

        The following description of our common shares is not a complete description of all of the terms of our common shares and should be read in conjunction with our charter documents and bye-laws.

Dividend Rights

        Holders of our class A and class B common shares receive such dividends as our board of directors declares out of amounts available under Bermuda law for that purpose. The board of directors may not declare a cash dividend on the class A or class B common shares without at the same time declaring an equal cash dividend on the other class of common shares.

        For distributions other than cash dividends, the class A and class B common shares rank equally and have the same rights, except that

  •
  we can distribute class A common shares, or rights, options or warrants to subscribe for class A common shares, only to the holders of class A common shares,

  •
  we can distribute class B common shares, or rights, options or warrants to subscribe for class B common shares, only to the holders of class B common shares, and

  •
  the ratio of the number of class A common shares outstanding to the number of class B common shares outstanding, each on a fully diluted basis, must be the same immediately after such a distribution as immediately before it, except as may be provided in a shareholder rights plan adopted by our board of directors, such as the plan embodied in the shareholder rights agreement described below which permits holders of both class A and class B common shares to purchase series A junior participating preferred shares.

        No Bermuda law, decree or regulation restricts the export or import of capital, affects payment of dividends or other distributions by us to non-resident shareholders, or subjects United States holders of class A or class B common shares to Bermuda taxes. Payment of dividends depends upon our results of operations, financial position, capital requirements and other relevant factors.

Voting Rights

        Except as otherwise provided by Bermuda law, the holders of class A and class B common shares have exclusive voting rights at any general meeting of shareholders, subject to the voting rights of the holders of any preferred shares which we may issue in the future.

        In general, holders of class A common shares and holders of class B common shares vote together as a single class with holders of class A common shares having one-tenth of one vote per share and holders of class B common shares having one vote per share. However,

  •
  Any action varying the rights of either class would require the separate approval of that class as well as the approval of both classes voting together.

  •
  Any "Business Combination," as defined in the bye-laws, involving us and an "interested person" must be approved by the holders of not less than 90% of the outstanding class A and class B common shares voting together as a single class, each with one vote, unless the Business Combination meets certain procedural and fair price requirements. An interested person is defined generally as a person, other than Orient-Express Hotels and our subsidiaries, which is the beneficial owner of shares or rights over shares carrying 15% or more of the votes which may be cast at any general meeting of shareholders.

  •
  The shareholders may remove directors from office, with or without cause, at a special general meeting only by a resolution adopted by the holders of not less than 90% of the outstanding class A and class B common shares voting together as a single class, each with one vote. A director may also be removed for cause by resolution of the directors, or can be defeated for re-election at an annual general meeting.

  •
  If at any time a person becomes an interested person as defined above, that person, with certain exceptions, will not be able to cast more than 15% of the votes which may be cast at any general meeting of shareholders for a period of five years from the date that such person first became an interested person.

        There is no provision for cumulative voting for the election of our directors, under which, for example, a shareholder with ten votes participating in an election for three directors could cast 30 votes for one nominee rather than ten votes for each of three nominees. In the absence of cumulative voting, all of the directors can be elected by those shareholders which together can cast a majority of the votes represented by all outstanding class A common shares each with one-tenth of a vote and all outstanding class B common shares each with one vote. As long as the number of outstanding class B common shares exceeds one-tenth the number of outstanding class A common shares, the holders of class B common shares could control the outcome of most matters submitted to a vote of our shareholders.

        In general, under The Companies Act 1981 of Bermuda and our bye-laws, approval of any matter proposed at any general meeting requires the affirmative vote of a simple majority of the total votes cast on that matter by the holders of class A common shares, each with one-tenth of a vote, and class B common shares, each with one vote, present in person or represented by proxy. Matters requiring such simple majority approval include proposals for the sale of all or substantially all of our assets, and amendments to our memorandum of association or bye-laws. A few matters would require more than majority approval under The Companies Act 1981, such as loans to directors, which would require the affirmative vote of at least 90% of the total votes of all outstanding class A common shares, each with one-tenth of a vote, and class B common shares, each with one vote, or a change of our independent auditors, which would require the affirmative vote of at least two-thirds of the total votes cast of class A common shares, each with one-tenth of a vote, and class B common shares, each with one vote, or a proposal for the amalgamation or merger of Orient-Express Hotels with another corporation, which would require the affirmative vote of at least 75% of the total votes cast of class A common shares, each with one-tenth of a vote, and class B common shares, each with one vote.

        The normal quorum for general meetings is the presence, in person or by proxy, of the holders of class A and class B common shares carrying a majority of the votes which may be cast at the meeting. However, at any special general meeting called for the purpose of electing directors or increasing or reducing the number of directors, the holders of not less than 90% in number of the outstanding class A and class B common shares must be present in person or by proxy to constitute a quorum.

        There are no limitations imposed by Bermuda law or by our memorandum of association and bye-laws on the rights of persons who are not citizens or residents of Bermuda to hold or vote class A or class B common shares.

Capital Share Structure—Voting

        Our wholly-owned subsidiary, Orient-Express Holdings 1 Ltd. ("Holdings"), currently holds all 18,044,478 outstanding class B common shares representing about 67% of the combined voting power of class A and B common shares for most matters submitted to a vote of shareholders, and our directors and officers hold class A common shares representing an additional 0.3% of combined voting power. In general, holders of class A common shares and holders of class B common shares vote together as a single class, with holders of class A common shares having one-tenth of one vote per share and holders of class B common shares having one vote per share. Therefore, as long as the number of outstanding class B shares exceeds one-tenth the number of outstanding class A common shares, Holdings could control the outcome of most matters submitted to a vote of the shareholders.

        Under Bermuda law, our common shares owned by Holdings are outstanding and may be voted by Holdings. The manner in which Holdings votes its shares is determined by the four directors of Holdings, two of whom, John D. Campbell and Prudence M. Leith, are also our directors, consistently with the exercise by those directors of their fiduciary duties to Holdings. Those directors, should they choose to act together, will be able to control substantially all matters affecting us, and to block a number of matters relating to any potential change of control of our company.

        Certain institutional shareholders (collectively owning approximately 6.7% of our class A common shares) have challenged our corporate governance structure as it relates to the ownership and voting of class B common shares, including by proposing shareholder resolutions to amend our bye-laws to treat the class B shares as "treasury shares" with no voting rights and to cancel the class B shares. Those resolutions were rejected at the October 10, 2008 special general meeting of shareholders of our company by a majority of the votes of the outstanding class A and class B common shares, voting together as a single class. Following the defeat of the resolutions at the special general meeting, these shareholders filed a petition in the Supreme Court of Bermuda seeking similar and related relief. See "Description of Common Shares—Capital Share Structure—Voting" in the accompanying prospectus.

        We continue to believe the petition is without merit and are defending the action vigorously. The respondents filed points of defence to the petition on May 11, 2009. After the petitioners filed points of reply on June 11, 2009 to the points of defence, the petitioners and the respondents filed with the Court on July 10 and 17, 2009 separate summonses seeking, among other matters, a trial on preliminary issues relating to the legality of the holding of class B common shares in Orient-Express Hotels by Holdings. The respondents also filed a summons seeking to strike out (dismiss) the petition. A hearing before the Court was held on September 16, 2009 at which a further hearing on the substance of the summonses was scheduled in April 2010.

        The corporate governance structure of our company has been analyzed by legal counsel, and our board of directors and management believe that the structure is valid under Bermuda law. It enables our company to oppose any proposals that are contrary to our best interests and the best interests of our shareholders, including coercive or unfair offers to acquire our company, and thus preserve the value of our company for all shareholders. This corporate governance structure has been in place since our initial public offering in 2000, and has been fully described in our public filings and clearly disclosed to investors considering buying our class A common shares. However, the outcome of any litigation is uncertain. Additional litigation against us or other future challenges of our governance structure may occur which may cause us to incur added costs, such as legal expenses, to defend our corporate governance structure.

Preferred Share Purchase Rights

        We have in place a shareholder rights agreement providing for rights to purchase our series A junior participating preferred shares. The rights are not currently exercisable and they are attached to and trade together with the class A and class B common shares on a one-to-one basis. A right will be attached to each class A common share sold in an offering.

        The shareholder rights agreement will take effect not earlier than the tenth day after the first to occur of

  •
  the public announcement that a person or group has become an "acquiring person," that is, a person or group that has acquired beneficial ownership of 15% or more of the outstanding class A common shares or 15% or more of the outstanding class B common shares, but excluding any of our subsidiaries, and

  •
  the commencement or announcement of an intended tender offer or exchange offer for 30% or more of the outstanding class A common shares or 30% or more of the outstanding class B common shares.

        At that time, the rights then attached to all outstanding class A and class B common shares will become separate securities, and each right will entitle our holder to purchase one one-hundredth of our series A junior participating preferred share at an exercise price of $142. The exercise price will be adjusted in the future to reflect share splits and other changes to the class A and class B common shares.

        However,

  •
  From and after the date on which any person becomes an acquiring person, each holder of a right other than the acquiring person may exercise the right and receive, at the then current exercise price of the right, that number of class A common shares, in the case of a right which previously was attached to a class A common share, or that number of class B common shares, in the case of a right which previously was attached to a class B common share, or other securities, cash or property, then having a market value of twice the exercise price;

  •
  If, after the shareholder rights agreement takes effect, we are acquired by consolidation, merger or amalgamation, or we sell or otherwise transfer 50% or more of our consolidated assets or earning power, each holder of a right, other than an acquiring person, may exercise the right and receive, at the then current exercise price of the right, an amount of the common equity of the acquiring company or its public company parent which at the time of such transaction would have a market value of twice the exercise price of the right; and

  •
  At any time after any person becomes an acquiring person and before a person or group (other than Orient-Express Hotels or certain of our affiliates) acquires beneficial ownership of 50% or more of the total voting rights which may be cast at any general meeting of shareholders, our board of directors may exchange all or some of the rights other than rights beneficially owned by an acquiring person, which rights will thereafter be void, at an exchange ratio of

  (A)
  one class A common share per right in the case of rights which, prior to the date they became separate securities, were evidenced by certificates for class A common shares, and

  (B)
  one class B common share per right in the case of rights which, prior to the date they became separate securities, were evidenced by certificates for class B common shares,

        subject to adjustment in certain events.

        Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder including, without limitation, the right to vote or to receive dividends. While the issuance of the rights will not be taxable to shareholders or to Orient-Express Hotels for United States federal income tax purposes, shareholders may, depending on the circumstances, recognize taxable income for United States federal income tax purposes in the event the rights become exercisable, or upon their exercise, for class A or class B common shares (or other consideration). The rights will expire on June 1, 2010. However, our board of directors may redeem all but only all of the rights sooner at a price of $0.05 per right at any time before the close of business on the tenth day after the date on which a person becomes an acquiring person.

        The purpose of the rights is to diminish the attractiveness of our company to persons who might otherwise have an interest in acquiring control of our company on unfair or coercive terms and to impede such persons from attempting to gain control of our company on such terms through a tender or exchange offer, by a proxy contest or by other means.

        Computershare Trust Company, N.A. serves as the rights agent under the shareholder rights agreement.

Liquidation Rights

        In a liquidation, dissolution or winding-up, holders of class A and class B common shares as a single class would participate equally per share in the assets remaining available for distribution to shareholders, after payment of our liabilities and the liquidation preferences on our preferred shares.

Conversion Rights

        The class A common shares are not convertible into any other security. Each class B common share is convertible at any time without any additional payment into one class A common share.

Miscellaneous

        Neither class A nor class B common shares have the benefit of sinking fund provisions or are redeemable or carry any preemptive or other rights to subscribe for additional shares, except that holders of class B common shares may convert their shares into class A common shares as described above. The holders of class A and class B common shares are not liable for any further calls or assessments.

        In 2007, our shareholders approved amendments to the company's bye-laws that permit certain notices and other documents to be given through the company's website, www.orient-express.com, and notices of our general meetings to be given by posting them on the website or by e-mail.

        The transfer agent and registrar for the class A common shares is Computershare Trust Company, N.A.

 DESCRIPTION OF PREFERRED SHARES

        We currently have authorized 30,000,000 preferred shares, par value $0.01 each, none of which are issued or outstanding.

        Under Bermuda law and our bye-laws, our board of directors is authorized, without shareholder approval, to issue preferred shares from time to time in one or more series. Subject to limitations prescribed by Bermuda law and our bye-laws, the board of directors can determine the number of shares constituting each series of preferred shares and the rights of the preferred rights with regard to dividends, voting, redemption and other matters. These may include provisions concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board or an authorized committee of the board.

        If we offer a specific series of preferred shares under this prospectus, we will describe the terms of the preferred shares in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

  •
  the title stated value;

  •
  the number of shares offered, the liquidation preference per share, and the purchase price;

  •
  the dividend rate(s), period(s), and/or payment date(s), or method(s) of calculation for such dividends;

  •
  whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

  •
  the procedures for any auction and remarketing, if any;

  •
  the provisions for a sinking fund, if any;

  •
  any listing of the preferred shares on any securities exchange or market;

  •
  whether the preferred shares will be convertible into common shares and, if applicable, the conversion price (or how it will be calculated) and conversion period;

  •
  voting rights, if any, of the preferred shares;

  •
  any redemption features;

  •
  any pre-emptive rights;

  •
  a discussion of any material and/or special U.S. federal income tax consideration applicable to the preferred shares;

  •
  the relative ranking and preferences of the preferred shares as to dividend rights and rights upon liquidation, dissolution, or winding up of the affairs of Orient-Express Hotels; and

  •
  any material limitations on issuance of any class or series of preferred shares ranking senior to or on a parity with the series of preferred shares as to dividend rights and rights upon liquidation, dissolution, or winding up of Orient-Express Hotels.

        The preferred shares offered by this prospectus will, when issued, be fully paid and nonassessable.

        The transfer agent and registrar for any series or class of preferred shares will be set forth in the applicable prospectus supplement.

 DESCRIPTION OF WARRANTS

        We may issue warrants to purchase class A common shares, preferred shares, and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement for the warrants.

        The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

  •
  the specific designation and aggregate number of, and the price at which we will issue, the warrants;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  the designation, amount, and terms of the securities purchasable upon exercise of the warrants;

  •
  if applicable, the exercise price for class A common shares and the number of class A common shares to be received upon exercise of the warrants;

  •
  if applicable, the exercise price for preferred shares, the number of preferred shares to be received upon exercise, and a description of that series of our preferred shares;

  •
  if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

  •
  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

  •
  whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

  •
  any applicable material U.S. federal income tax consequences;

  •
  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars, or other agents;

  •
  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

  •
  if applicable, the date from and after which the warrants and the class A common shares, preferred shares, and/or debt securities will be separately transferable;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any other time;

  •
  information with respect to book-entry procedures, if any;

  •
  the anti-dilution provisions of the warrants, if any;

  •
  any redemption or call provisions;

  •
  whether the warrants are to be sold separately or with other securities as parts of units; and

  •
  any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

 DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities together with other securities or separately, as described in the applicable prospectus supplement, under an indenture to be entered into between Orient-Express Hotels and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

        We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

        The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

  •
  the title of the series;

  •
  the aggregate principal amount;

  •
  the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

  •
  any limit on the aggregate principal amount;

  •
  the date or dates on which principal is payable;

  •
  the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

  •
  the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

  •
  the place or places where principal and, if applicable, premium and interest, is payable;

  •
  the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

  •
  the denominations in which such debt securities may be issuable, if other than denomination of $1,000, or any integral multiple of that number;

  •
  whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;

  •
  the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

  •
  the currency of denomination;

  •
  the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

  •
  if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denominations, the manner in which exchange rate with respect to such payments will be determined;

  •
  if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies, or by reference to a commodity, commodity index, stock exchange index, or financial index, then the manner in which such amounts will be determined;

  •
  the provisions, if any, relating to any collateral provided for such debt securities;

  •
  any events of default;

  •
  the terms and conditions, if any, for conversion into or exchange for class A common shares or preferred shares;

  •
  any depositaries, interest rate calculation agents, exchange rate calculation agents, or other agents; and

  •
  the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of Orient-Express Hotels.

        One or more debt securities may be sold at a substantial discount below their stated principal amount. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

        We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

AUTHORIZED REPRESENTATIVE

        Our authorized representative in the United States for this offering as required pursuant to Section 6(a) of the Securities Act of 1933, is J. Robert Lovejoy, 9 West 57th Street, New York, New York 10019. We have agreed to indemnify the authorized representative against liabilities under the Securities Act of 1933.

LEGAL MATTERS

        Carter Ledyard & Milburn LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement. Appleby, Hamilton, Bermuda, will pass upon matters of Bermuda law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

        The consolidated financial statements and the related consolidated financial statement schedule incorporated in this registration statement by reference from Orient-Express Hotels' Annual Report on Form 10-K for the year ended December 31, 2009 as well as the effectiveness of internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion and include an explanatory paragraph regarding the adoption of the non-controlling interest guidance from Accounting Standards Codification 810, Consolidations (formerly SFAS 160, Non-Controlling Interests in Consolidated Financial Statements—an amendment of ARB 51) and (2) express an unqualified opinion on the effectiveness of Orient-Express Hotels Ltd. and subsidiaries internal control over financial reporting).

 WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of a registration statement on Form S-3 that we filed on February 26, 2010, with the SEC under the Securities Act of 1933. We refer you to this registration statement, for further information about us and the securities offered hereby.

        We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (Commission File Number 1-16017). These filings contain important information that does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC Internet site at http://www.sec.gov, which contains periodic reports and other information regarding issuers that file electronically.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2009,

  •
  the description of our class A common shares which appears in our Registration Statement on Form 8-A dated July 28, 2000, as amended on April 23, 2007 and June 8, 2009, for the registration of the class A common shares under Section 12(b) of the Securities Exchange Act of 1934, and

  •
  the description of the Rights under the Rights Agreement, dated as of June 1, 2000 and amended and restated as of April 12, 2007 and amended on December 10, 2007, which appears in our Registration Statement on Form 8-A dated July 28, 2000, as amended on April 23, 2007 and June 8, 2009, for the registration of the Rights under Section 12(b) of the Securities Exchange Act of 1934, or the Exchange Act.

        All documents that we file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this prospectus and before the termination or completion of this offering of class A common shares shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

        We shall provide you without charge, upon your written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents that are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to the Secretary, Orient-Express Hotels Inc., 1114 Avenue of the Americas, New York, New York 10036 (telephone 212-302-5055).

        We are a Bermuda company and a "foreign private issuer" as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act.

Orient-Express Hotels Ltd.

10,000,000 Class A Common Shares

Deutsche Bank Securities	Barclays Capital

Prospectus Supplement

November 9, 2010